CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. DOUBLE ASTERISKS DENOTE OMISSIONS.
Exhibit 10.1

EXCLUSIVE COLLABORATION AND MARKETING RIGHTS AGREEMENT
This Exclusive Collaboration and Marketing Rights Agreement (this “Agreement”) is entered into as of August 5, 2022 (the “Effective Date”), by and between Archer-Daniels-Midland Company (“ADM”) and Benson Hill Holdings, Inc. (“BH”). ADM and BH are referred to herein individually as a “Party” and together as the “Parties.”
RECITALS
Whereas, ADM is an agribusiness company involved in, among other things, agriculture origination, processing and commercializing animal and human nutrition products; and
Whereas, BH is a values-driven food technology company with a vision to build a healthier and happier world by unlocking nature’s genetic diversity with its food innovation engine, and BH has utilized its food innovation engine to help create certain high protein and ultra-high protein soybean varieties for various commercial applications; and
Whereas, BH has developed a proprietary new ultra-high protein soybean, and ADM desires to create and commercialize new high-value protein ingredient products made from such soybean for the human food and nutrition market; and
Whereas, in order to maximize the value of such new protein ingredients, the Parties desire that ADM have the exclusive right to process BH’s new ultra-high protein soybean into certain high-value protein ingredient products and to commercialize such products in the human food and nutrition markets in the Territory (as defined below); and
Whereas, the Parties now wish to enter into this Agreement to set forth the terms under which the Parties will collaborate to develop grower origination to enable and support ADM’s commercialization of such products and to maximize the overall portfolio value and back-end value to be shared by the Parties.
AGREEMENT
Now, therefore, in consideration of the mutual covenants set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:
Article 1
Definitions and Interpretation
1.1    Defined Terms. For purposes of this Agreement, terms not otherwise defined in this Agreement shall have the meanings set out below.

(a)“60-65% TVP+ Products” means Products consisting of textured soy having a Protein Content of sixty percent (60%) or more and less than sixty-five percent (65%).
(b)“65%+ Products” means Products consisting of SPC, SPC- and FSPC-based Products, ISP, ISP-based Products, and blends of the foregoing Products, in each case having a Protein Content of sixty-five percent (65%) or more.
(c)“ADM Competitor” means (i) as used in Section 11.2(d)(i) regarding termination upon Change of Control, any company listed or described on Exhibit C to this Agreement and any other person or entity that, directly or indirectly through any of its Affiliates, is a global processor (i.e., with processing capacity inside and outside the Territory) of grains and seeds for products in the human food and nutrition field and (ii) for all other uses in this Agreement, any company listed or described on Exhibit C to this Agreement.
(d)“ADM House Accounts” has the meaning set forth on Exhibit D.
(e)“ADM Trademarks” means all registered and unregistered trademarks, service marks, trade names, domains, logos, brand names or other indicia of source related to ADM or its technology or products that have been expressly authorized in writing by ADM for BH use pursuant to the Communications Plan or the Go-to-Market Plan and set forth on Exhibit J.
(f)“Affiliate” means, with respect to a person or entity, any other person or entity that directly or indirectly controls, is controlled by, or is under common control with such person or entity, for so long as such control continues, with “control” meaning (i) direct or indirect ownership of more than fifty percent (50%) of the registered capital or the voting rights in such entity, or (ii) the power to direct or cause the direction of the management or policies of such entity through the ownership of securities or interests, by contract or otherwise.
(g)“Applicable Laws” means any and all applicable laws of any jurisdiction which are applicable to either of the Parties or their respective Affiliates in carrying out activities hereunder, and shall include all statutes, laws, ordinances, rules, regulations and orders of any Governmental Authority in such jurisdictions.
(h) “Auditor” means a Third Party expert with substantial experience in the Field selected by the mutual agreement of the Parties (in accordance with Section 2.13), who, unless otherwise agreed, shall not be an employee, director, or agent of a Party or of an Affiliate of a Party or otherwise a counterparty to any agreement or contract with a Party or any Affiliate of a Party.
(i)“Back End Value Share” means [**].
(j)“Below 60% TVP Products” means Products consisting of textured soy having a Protein Content of less than sixty percent (60%).
(k)“Below 65% Flour Products” means Products consisting of soy protein flour having a Protein Content of less than sixty-five percent (65%).
(l)“BH Competitor” means any person or entity that, directly or indirectly through any of its Affiliates, is engaged in [**].

(m)“BH Soybeans” means identity-preserved Soybeans resulting from licensed commercial planting of BH Varieties.
(n)“BH House Accounts” has the meaning set forth on Exhibit D.
(o)“BH Trademarks” means all registered and unregistered trademarks, service marks, trade names, domains, logos, brand names or other indicia of source related to BH or its technology or products that have been expressly authorized in writing by BH for ADM use pursuant to the Communications Plan or the Go-to-Market Plan and set forth on Exhibit J.
(p)“BH Varieties” means (a) BH’s proprietary, Ultra-High Protein Soybean commercial soybean seed variety known as e42P713 [**] and (b) [**].
(q)[**].
(r)“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Wilmington, Delaware are authorized or required by law or executive order to close.
(s)“Byproducts” means any oil, meal or hulls resulting from Processing BH Soybeans, but specifically excluding Products Processed by ADM under this Agreement.
(t)“Calendar Quarter” means each respective period of three (3) consecutive months ending on March 31, June 30, September 30, and December 31 of any Calendar Year.
(u)“Calendar Year” means each respective period of twelve (12) consecutive months commencing on January 1 and ending on December 31.
(v)“Change of Control” means with respect to a Party: (1) the sale or other transfer of all or substantially all of such Party’s assets or business relating to this Agreement; (2) a merger, reorganization or consolidation involving such Party in which the voting securities of such Party outstanding immediately prior to such merger, reorganization or consolidation cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately following such merger, reorganization or consolidation; or (3) the acquisition by a Third Party, acting alone or as part of a group acting in concert, in one transaction or a series of transactions, of direct or indirect beneficial ownership of more than fifty percent (50%) of the outstanding voting equity securities of such Party. The acquiring or combining Third Party in any of (1), (2) or (3) is referred to herein as the “Acquirer”.
(w)“Commercialize” means any and all activities (whether directly or indirectly done) relating to marketing, promoting, advertising, demonstrating, distributing, importing, exporting, offering for sale, selling or having sold, and “Commercializing” and “Commercialization” have correlative meanings.
(x)“Commercially Reasonable Efforts” means, with respect to a Party’s obligations, [**].
(y)“Communications Plan” means the plan for communications to the market for Products in the Field with respect to the Territory described in Section 3.1(g) and agreed to by the Parties through the JSC, as the same may be amended from time to time, in accordance with Section 2.2.

(z)“Confidentiality Agreement” means the Non-Disclosure Agreement between BH and ADM effective August 19, 2021, as amended.
(aa)“Control” and “Controlled” means, with respect to any Intellectual Property or Know-How, possession of the ability to grant a license, sublicense or access as provided for under this Agreement without (i) violating the terms of or requiring consent under any agreement or other arrangement with any Third Party or (ii) increasing at any time the amount of any payments required under any such agreement or arrangement.
(bb)    “e42p” means identity-preserved Soybeans resulting from BH’s licensed commercial plantings of BH’s proprietary, Ultra-High Protein Soybean commercial soybean seed variety known as e42P713 [**].
(cc)    [**].
(dd)    “Exclusive ADM Rights” means, subject to the terms and conditions of this Agreement, the rights of ADM and obligations of BH in Section 3.2.
(ee)    “Exclusive Product Categories” means the Product Categories included in the Exclusive ADM Rights, which are: 65%+ Products; and White Flake for ISP and SPC.
(ff)    “Executive Officer” means (a) with respect to BH, the [**], and (b) with respect to ADM, [**]; or any other person that such person in the foregoing (a) or (b) designates from time to time.
(gg)    “Farmer Premium” means [**].
(hh)    “Field” means Products for the human food and nutrition market.
(ii)    “FSPC” means functional SPC.
(jj)    “Go-to-Market Strategy” means a coordinated program to be conducted by the Parties for the Commercialization of the Products that are subject to this Agreement in the Field in the Territory.
(kk)    “Governmental Authority” means any national, international, federal, state, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, and any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).
(ll)    “Grower” means a person or entity responsible for the commercial production of grain from commercial soybean seeds that has entered into a contract for the production of BH Soybeans (or [**] if applicable) as part of the Origination Program.
(mm)    “Grower Agreement” means a contract for the production of BH Soybeans (or [**] if applicable) as part of the Origination Program incorporating the key terms attached as Exhibit A-1.
(nn)    “Grower Counties” means [**].

(oo)    “High Protein Soybeans” means identity-preserved Soybeans having a Protein Content of [**].
(pp)    “House Accounts” with respect to ADM, means the ADM House Accounts; and with respect to BH, means the BH House Accounts.
(qq)    “Intellectual Property” means (i) Patents; (ii) copyrights, copyright registrations, copyright applications, original works of authorship fixed in any tangible medium of expression; (iii) trade secrets, technology, developments, discoveries and improvements, Know-How, database rights, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions, designs, drawings, procedures, processes, models, formulations, manuals and systems, whether or not patentable or copyrightable, including all information and data which have actual or potential commercial value and are not available in the public domain; (iv) trademark, trademark registration, trademark application, service mark, service mark registration, service mark application, business mark, brand name, trade name, trade dress, name, logo and slogan, internet domain name, whether registered or unregistered, and all goodwill associated therewith; and (v) all other intellectual property or proprietary rights worldwide, in each case whether or not subject to statutory registration or protection.
(rr)    “ISP” means soy protein isolate having a Protein Content of ninety percent (90%) or more.
(ss)    “Know-How” means any proprietary scientific or technical information, inventions, discoveries, results and data of any type whatsoever, in any tangible or intangible form, including inventions, discoveries, databases, safety information, practices, methods, instructions, techniques, processes, drawings, documentation, specifications, formulations, formulae, knowledge, know-how, trade secrets, materials, skill, experience, test data and other information and technology applicable to formulations, compositions or products or to their manufacture, development, registration, use, marketing or sale or to methods of assaying or testing them, including physical and analytical, safety, quality control data, manufacturing data, studies and procedures, and manufacturing process and development information, results and data.
(tt)    “Knowledge” means [**].
(uu)    “Licensed IP” means the Licensed Patents, the Licensed Know-How, [**] and the Sole Rights owned by BH.
(vv)    “Licensed Know-How” means Know-How that is (a) Controlled by BH that is directed to any BH Varieties (and BH’s proprietary, High Protein Soybean commercial soybean seed variety known as [**] if applicable) or BH Soybeans (and [**] if applicable), Processing BH Soybeans (and [**] if applicable) to produce Products in the Field in the Territory or Commercializing the resulting Products in the Field, (b) reasonably necessary for ADM’s activities under this Agreement, and (c) provided by BH to ADM for use under this Agreement.
(ww)    “Licensed Patents” means Patents (including patent families) that are Controlled by BH that would be infringed (or, with respect to any pending patent application, would be infringed if issued with currently pending claims), absent a license thereto, by all or any part of Processing BH Soybeans (and [**] if applicable) to produce Products in the Field in the Territory or Commercializing the resulting Products in the Field. For the avoidance of doubt, the Licensed Patents (i) include plant variety protection certificates and plant variety protection applications that cover the BH

Varieties, and (ii) do not include, and BH is not granting any license under, any Patents related to any Third Party traits or technologies included in BH Soybeans or [**].
(xx)    [**].
(yy)    “Net Total Value Creation” means the [**].
(zz)    “Origination Program” means a coordinated program to be conducted by the Parties for the origination of BH Soybeans (and [**] if applicable) for Processing into Products pursuant to this Agreement.
(aaa)    “Patent Challenge” means any interference, opposition or other proceeding related to the validity, enforceability or patentability of, or challenge to the validity or enforceability of any Licensed Patent.
(bbb)    “Patents” means issued patents and patent applications (whether provisional or non-provisional), plant variety protection certificates, plant variety protection applications, including divisionals, continuations, continuations-in-part, substitutions, additions, reissues, reexaminations, extensions, registrations, revalidations, reexaminations, renewals or restorations of any of the foregoing, including supplementary certificates of protection, and other governmental-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) worldwide.
(ccc)    “Process(ing)” means the crushing/processing of Soybeans and the subsequent manufacturing of such Soybeans into protein ingredient products.
(ddd)    “Processing Year” means the Calendar Year in which ADM Processes the BH Soybeans (and [**] if applicable) into Products.
(eee)    “Product” means any protein ingredient created from Processing Soybeans.
(fff)    “Production Year” means the Calendar Year in which BH Soybeans (and [**] if applicable) are harvested from BH Varieties (and BH’s proprietary, High Protein Soybean commercial soybean seed variety known as [**] if applicable) planted in that same Calendar Year.
(ggg)    “Product Category(ies)” means the category of Product based on the type and Protein Content. For purposes of this Agreement, the Product Categories are: (i) 65%+ Products; (ii) White Flake for ISP and SPC; (iii) 60-65% TVP+ Products; (iv) Below 60% TVP Products; and (v) Below 65% Flour Products.
(hhh)    “Proof of Value” means [**].
(iii)    “Protein Content” means the soy protein content of a Soybean, or an ingredient created from Processing Soybeans, determined in the applicable manner set forth in Exhibit F or another manner approved by the JSC at the time the applicable determination is made.
(jjj)    “Soybeans” means soybean (Glycine Max. L.) grain.
(kkk)    “SPC” means soy protein concentrate having a Protein Content of sixty-five percent (65%) or more and less than ninety percent (90%).

(lll)    “Specifications” means the minimum levels of required [**].
(mmm)    “Territory” means all countries in North America, including their territories and possessions.
(nnn)    “Third Party” means any person or entity other than ADM, BH or an Affiliate of ADM or BH.
(ooo)    “Ultra-High Protein Soybeans” means identity-preserved Soybeans having a Protein Content of [**].
(ppp)    [**].
(qqq)    “White Flake” means white flake derived from Soybeans.
(rrr)    “White Flake for ISP and SPC” means White Flake for sale for further Processing into ISP or SPC.
Article 1Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Whenever the context requires, any pronoun includes the corresponding masculine, feminine and neuter forms. Terms defined in the singular have the same meanings when used in the plural and vice versa. The words “include,” “includes” and “including” is deemed to be followed by the phrase “without limitation.” Except as specifically otherwise provided in this Agreement, a reference to an Article, Section or Exhibit is a reference to an Article, Section or Exhibit of this Agreement, and the terms “hereof,” “herein,” and other like terms refer to this Agreement as a whole, including the Exhibits. The words “shall” and “will” have interchangeable meanings for purposes of this Agreement. The term “or” is used in its inclusive sense (“and/or”). References to “Dollars” and “$” shall mean United States Dollars; the abbreviation “M” shall mean “million” and the abbreviation “K” shall mean “thousand”.
1.1Headings. The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement.
Article 2
Collaboration Responsibilities
2.1    Objective. Subject to the terms and conditions of this Agreement, ADM and BH agree to collaborate to develop Grower origination to enable and support exclusive commercialization of certain Products in the Field in the Territory created from certain BH Soybeans.
2.2    Steering Committee. On the Effective Date, the Parties hereby establish a joint steering committee (the “JSC”) to oversee the collaboration, align on milestones and key performance indicators, monitor progress and facilitate the exchange of information relating to the collaboration.
(a)Membership. The JSC will consist of three (3) representatives from each Party, each with the requisite experience and seniority to enable such person to make decisions on behalf of such Party with respect to the issues falling within the responsibilities of the JSC. The initial members of the JSC will be appointed by the Parties promptly following the Effective Date. Either Party may alter its respective JSC representatives at any time, upon notice to the other Party.

(b)Meetings. During the Term of this Agreement, the JSC will meet (either in person or by video or teleconference) four (4) times per year, or as otherwise mutually agreed by the Parties, with at least one (1) meeting per year in person at locations agreed by the Parties. In addition, each Party may, upon written notice to the other Party, convene a meeting of the JSC. Each Party shall be responsible for the expenses incurred by its own representatives in participating in the JSC.
(c)Co-Chairs. The JSC will have co-chairs with one selected by ADM and the other selected by BH. The co-chairs will compile such materials, documents and information for each JSC meeting as they deem reasonably appropriate and, to the extent practicable, shall provide such items to other members of the JSC prior to such meeting. In addition, the co-chairs will jointly prepare and circulate an agenda for the meetings; provided, that either Party may propose additional topics to be included on any such agenda, either prior to, or in the course of, such meeting. Unless otherwise mutually agreed by the Parties, the co-chairs will be jointly responsible for preparing reasonably detailed written minutes of all JSC meetings that include material decisions made at such meetings and said minutes will be distributed to the members of the JSC for review. Any corrections or comments must be submitted to the co-chairs within ten (10) days after the draft minutes have been circulated.
(d)Responsibilities. The JSC shall be a forum for review and discussion of issues impacting the collaboration under this Agreement. Without limiting the foregoing, the JSC will: (i) review and approve any updates or amendments to the Origination Plan, the Communications Plan or the Go-to-Market Plan; (ii) oversee and monitor the progress of the Origination Program and Go-To-Market Strategy; (iii) collaborate with respect to co-branding in accordance with the Communications Plan and the Go-to-Market Plan; (iv) assess performance of the Parties’ respective and collaborative activities against the KPIs for purposes of determining whether an Extension Event has occurred in accordance with Section 11.1(b); (v) discuss and approve any revisions to the KPIs; (vi) discuss whether Estimated Volumes and milestones relative to Grower adoption of BH Soybeans, origination, Processing and customer adoption of Products have been achieved and evaluate modifications for Estimated Volumes and milestones; (vii) if any Milestone Events (as defined in Section 6.3) are not achieved, determine whether to revise the Milestone Events, related timelines and associated Milestone Payments; (viii) discuss any Processing Commitment Failure, any Supply Failure and any Target Volume Commitment Failure; (ix) [**]; (x) verify calculation of Net Total Value Creation and evaluate results of the annual audit described in Section 2.13; (xi) [**]; (xii) discuss the following topics: marketing, business plan (annually), grower/origination update, business update, strategic collaborations, innovation update, customer feedback loop and application feedback loop; and (xiii) perform such other functions as are set forth herein or as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement. Each Party will use good faith efforts to facilitate and assist the efforts of the JSC.
(e)Decisions. The JSC shall operate on a unanimous consensus basis with all the representatives of each Party constituting one (1) vote. In voting, the representatives must act in good faith and fair dealing consistent with the purposes of this Agreement. For the avoidance of doubt, in order for the JSC to approve or determine any matter under this Agreement, the affirmative vote of the representatives of both Parties shall be required. In the event of any deadlock of the JSC, either Party may refer such dispute to the Executive Officers for resolution. If consensus cannot be reached with respect to a decision within thirty (30) days after attempted resolution by the Executive Officers, then the status quo will be maintained.

(f)Limitation of Powers. The JSC will have only the powers specifically delegated to it under this Agreement. The JSC is not a substitute for the rights of the Parties and is intended to coordinate and facilitate the activities of the Parties under this Agreement. The JSC will not be involved with the day-to-day management of activities to be performed by a Party under this Agreement. The JSC will have no power to amend this Agreement and any amendments that alter the terms of this Agreement will be implemented only pursuant to Section 12.1 below.
2.3    Program Managers.
Article 2Origination Managers. ADM and BH shall each assign one (1) employee to serve as the primary point of contact between the Parties with respect to the Origination Program (each, an “Origination Manager”). The Origination Managers shall regularly communicate with each other to address Origination Program-related issues, needs and updates. Either Party, upon reasonable prior notice to the other Party, may change its Origination Manager.
(a)Go-to-Market Managers. ADM and BH shall each assign one (1) employee to serve as the primary point of contact between the Parties with respect to the Communications Plan and the Go-to-Market Strategy (each, a “Go-to-Market Manager”). The Go-to-Market Managers shall regularly communicate with each other to address communications and Go-to-Market Strategy-related issues, needs and updates. Either Party, upon reasonable prior notice to the other Party, may change its Go-to-Market Manager.
2.4    Origination Obligations.
(a)    Origination Plan. The Parties shall conduct the Origination Program pursuant to a written plan that sets forth: (i) the activities to be conducted by each of the Parties, including obligations with respect to Grower recruitment, production contracts, supplying BH Varieties to farmers, field sampling and segregation, storage and logistics, required acreage to meet minimum Processing volumes and Binding Forecasts (as defined below) for the BH Soybeans (and [**] if applicable), obligations for excess production and Soybeans not meeting Specifications; (ii) the anticipated timelines and milestones of such activities; (iii) the categories of data required to be shared between the Parties regarding origination activities; and (iv) such other matters as the Parties may mutually agree with respect to origination (the “Origination Plan”). The initial Origination Plan is attached as Exhibit A. The Origination Plan shall be reviewed on at least a Calendar Quarterly basis by the JSC and may be revised or expanded by the JSC from time to time, subject to the provisions of Section 2.2, to address, among other things, changes in market conditions and revenue projections. To the extent any terms in the Origination Plan shall at any time conflict with the terms of this Agreement, the terms of this Agreement shall control.
(b)    Grower Counties. During the Term, unless and until the Conversion Effective Date has occurred, with respect to the 2023 Production Year and any subsequent Production Year, [**].

(c)    Diligence Efforts. Each Party will use Commercially Reasonable Efforts to execute and to perform, or cause to be performed, in compliance with Applicable Law, the activities assigned to it in the Origination Plan. Each Party shall have the right, in coordination with the Origination Managers, to make day-to-day decisions on the implementation of the Origination Plan by or on behalf of such Party, provided such implementation is consistent with the Origination Plan and the other Party does not reasonably object to such implementation.

2.5    Data Sharing. The Parties agree to share data as necessary or reasonably useful to effectuate the intent of this Agreement, including data necessary to optimize logistics, calculate payments to Growers, and calculate the Net Total Value Creation, as well as data regarding commercial activities. In addition, ADM will collaborate with BH to ensure BH receives aggregate data for consumer and customer insights related to BH Soybeans (and [**] if applicable) for BH’s product research and development activities. Without limiting the foregoing, the Parties will share the data described on Exhibit G.
2.6    Binding Forecasts and Estimated Volumes for BH Soybeans.
(a)    Binding Forecasts. Within fifteen (15) days after the Effective Date, ADM will provide to BH (i) a forecast for the 2022 Production Year volume of BH Soybeans to be ordered by ADM, which will be binding subject to availability of the 2022 crop, and (ii) an [**] for the 2023 Production Year volume of BH Soybeans to be ordered by ADM. Thereafter, commencing in Calendar Year 2023 for the 2024 Production Year and in each subsequent Calendar Year during the Term, ADM will provide BH with its [**] for the volume of BH Soybeans to be ordered by ADM for the following Production Year by June 30 of such Calendar Year. Each forecast described above shall be binding on ADM (the “Binding Forecasts”). Each Binding Forecast will set forth on a Calendar Quarterly basis the volumes of BH Soybeans to be ordered by ADM pursuant to this Agreement.
(b)    Efforts to Accommodate Changes. In the event that ADM requests at the September JSC meeting that BH reduce the amount of BH Soybeans to be delivered to below the applicable Binding Forecast and the JSC approves such request to decrease, BH will use Commercially Reasonable Efforts to accommodate such requested reduction (but, for clarity, such requested reduction shall not affect the Binding Forecast), by Commercializing the applicable BH Varieties associated with such reduction. If as a result of such efforts BH is able to Commercialize the applicable BH Varieties and so notifies ADM, then the Binding Forecast will be deemed reduced to the extent BH is able to Commercialize the applicable BH Varieties. In the event that ADM requests at the September JSC meeting that BH increase the amount of BH Soybeans to be delivered to above the applicable Binding Forecast and the JSC approves such request to increase, BH will use Commercially Reasonable Efforts to accommodate such requested increase (but, for clarity, such requested increase shall not affect the Binding Forecast), and any BH Soybeans that meet the Specifications resulting from such requested increase shall be added to the Purchase Obligation under Section 2.8. For the avoidance of doubt, BH shall not be obligated for any volumes in excess of the Binding Forecast and ADM’s Purchase Obligation shall not be increased unless mutually agreed otherwise at the JSC and only to the extent of such mutually-agreed excess amounts. Notwithstanding anything to the contrary, any such mutually-agreed excess amounts shall not be considered for purposes of calculating [**].
(b)Effect of Binding Forecasts. ADM shall be required to purchase the BH Soybean volumes provided in each Binding Forecast from Growers, subject to Section 2.8, and BH shall use Commercially Reasonable Efforts to supply BH Varieties to Growers in amounts reasonably sufficient, based upon then-current agronomic practices and information available to BH regarding such seed, to enable Growers to supply the volumes of BH Soybeans set forth in each Binding Forecast for purchase by ADM, all in accordance with the Origination Plan and the terms of this Agreement. [**].

(c)Estimated Volumes. During the Term (except if a Conversion Event has occurred and in such case through the Processing Year following the Conversion Event), ADM will use Commercially Reasonable Efforts to Process the estimated volumes of BH Soybeans set forth in (i) through (v) below for each Production Year (“Estimated Volumes”) in the corresponding Processing Year. At either Party’s request, the JSC shall meet to discuss in good faith potential adjustments to the Estimated Volumes based on market feedback and research. For the avoidance of doubt, ADM will use Commercially Reasonable Efforts to not divert any BH Soybeans (or [**] if applicable) to be processed for sale on commodity markets. ADM may Process BH Soybeans (and [**] if applicable) for sale on commodity markets as required by ADM’s standard processing practices. But ADM’s sale on commodity markets of Processed BH Soybeans (and [**] if applicable) shall not exceed five percent (5%) of the applicable Estimated Volumes of BH Soybeans (and [**] if applicable) for any Production Year. If ADM in good faith believes there is a commercially reasonable need to Process for sale, or to sell, on commodity markets more than five percent (5%) of the Estimated Volumes of BH Soybeans (and [**] if applicable) for any Production Year, it will be discussed at the JSC.
(i)2022 Production Year: [**]
(ii)2023 Production Year: [**]
(iii)2024 Production Year: [**]
(iv)2025 Production Year: [**]
(v)2026 Production Year: [**]
2.7    Farmer Premium. ADM will purchase BH Soybeans (and [**] if applicable) from Growers for Processing [**]. ADM shall make such payments to the Grower at the time of delivery of the BH Soybeans (and [**] if applicable).
2.8    Take or Pay. ADM shall purchase, and take delivery of, sufficient volumes of BH Soybeans that meet the Specifications (and [**] if applicable) from Growers to meet the Binding Forecast for each Production Year or, if less than the volumes specified in the applicable Binding Forecast, all BH Soybeans that meet the Specifications (and [**] if applicable) produced by Growers with respect to the applicable Production Year (the “Purchase Obligation”). ADM shall also use Commercially Reasonable Efforts to purchase any overproduction in excess of the Purchase Obligation resulting from BH’s compliance with the Origination Plan. [**] ADM’s Purchase Obligation is on a take-or-pay basis. If, with respect to any Production Year, ADM fails to meet the Purchase Obligation, ADM shall pay to BH [**], in accordance with Section 6.4, for each bushel of BH Soybeans (and [**] if applicable) that is subject to the Purchase Obligation but which ADM did not purchase and take delivery of under the applicable Grower Agreement (the “Defaulted Bushels”).
2.9    [**].
2.10    Processing Commitment Failure. If ADM (a) does not Process the Estimated Volumes for any [**], (b) fails to Process at least [**] of the Estimated Volume for any given Production Year, or (c) provides any Binding Forecast that is less than [**] of the Estimated Volume for the applicable Production Year (in each case (a)-(c), a “Processing Commitment Failure”), then BH shall have the right (but not the obligation), following discussion at the JSC and upon written notice to ADM within sixty (60) days following the JSC discussion, either (i) convert the Exclusive ADM Rights into non-exclusive rights for the remainder of the Term, [**], as further specified in Section 3.2 (provided that (1) prior to the effective date of such conversion, BH shall be free to conduct all activities reasonably useful for purposes of enabling sales following the effective date of such conversion, including production, Processing, marketing and engagement with customers and (2) ADM shall have the right to terminate this Agreement as of the effective date of such conversion upon written notice delivered to BH within [**], or (ii) terminate this Agreement; [**] If ADM anticipates in good faith that a Processing Commitment Failure may occur, it will promptly notify BH of the existence and the percentage of such anticipated Processing Commitment Failure in good faith (and no later than [**]).
2.11    Supply Failure. If there is a shortfall of [**] in deliveries of sufficient volumes from Growers in the aggregate of (a) BH Soybeans meeting the Specifications and (b) as applicable, [**], relative to the aggregate Binding Forecast for the applicable Production Year, and such shortfall is not due to [**] (a “Supply Failure”), then: (i) ADM shall be entitled [**] and (ii) if the Supply Failure is equal to [**] or more relative to the Binding Forecast for the applicable Production Year, ADM shall have the right, following discussion at the JSC and upon written notice to BH, to terminate this Agreement [**]. If BH anticipates in good faith that a Supply Failure may occur, it will promptly notify ADM of the existence and the percentage of such anticipated Supply Failure in good faith (and no later than [**]) (the “Notified Shortfall Amount”).  [**].
2.12    Conduct of Activities.
(a)Net Total Value Creation. Each Party shall use Commercially Reasonable Efforts to perform all acts required of such Party in this Agreement to achieve the objectives and agreed upon milestones of the collaboration, including to maximize the overall portfolio value of the Products that are subject to this Agreement in the Field in the Territory and Back End Value Share. Without limiting the foregoing, ADM shall drive incremental value for the collaboration as it commercializes new Products, realizes cost and yield benefits, and unlocks capacity bottlenecks as a result of using BH Soybeans.
(b)Key Performance Indicators. The Parties, through the JSC, will establish certain key performance indicators against which the JSC will assess the Parties’ respective and collaborative activities under this Agreement to determine whether an Extension Event has occurred in accordance with Section 11.1(b) (the “KPIs”). The KPI are non-binding and do not create any right or obligation for either Party except as expressly set forth in Section 11.1(b).
(c)Certain Standards. Each Party shall perform its activities under this Agreement in a timely, professional, workmanlike, scientific manner and in compliance with all applicable industry standards, by qualified personnel exercising care, skill, and diligence consistent with commercially reasonable practices in the industry.
(d)Third Party Intellectual Property. Each Party agrees that it will not knowingly infringe, misappropriate, or otherwise violate any Intellectual Property of any Third Party in the conduct of its activities under this Agreement.
(e)Resources. Each Party shall provide all the personnel, facilities, equipment, hardware, software, materials, seeds, utilities, supplies or other things needed for such Party to perform its designated activities unless otherwise specified in this Agreement.

2.13    Net Total Value Creation Audit.
(a)    Selection of the Auditor. Through the JSC, ADM and BH shall select the Auditor within thirty (30) days following the Effective Date. If the JSC cannot agree on the Auditor prior to such date, then each Party shall select one (1) proposed Auditor, and the two (2) individuals selected shall meet and confer and select a third (3rd) individual to serve as the Auditor (meeting the independence criteria described herein). The process for selecting the Auditor shall be completed no more than forty-five (45) days following the Effective Date.
(b)    Audits. By the end of the first Calendar Quarter of each Calendar Year during the Term, the Parties shall cause the Auditor to audit (i) the Net Total Value Creation for the prior Calendar Year (calculated in accordance with Exhibit B, the terms of which are incorporated herein by reference and made a part of this Agreement) to ensure accuracy and consistency of the calculation, and (ii) any other information required to be reported in the Year-End Report pursuant to Section 6.6, and to report the results of such audit to each of the Parties. Each Party agrees to permit such audit (and to cause its Affiliates to permit such audit), of the Party’s and its Affiliates’ books and records, as applicable and reasonably necessary, during regular business hours solely for the purpose of ensuring the accuracy and consistency of the Net Total Value Creation and other information under clause (ii) of this Section 2.13(b). Unless otherwise agreed by the Parties, the cost of such annual audit will be [**]. Audit results will be evaluated by the JSC, and the JSC will review market conditions, competitive products, and other reasons for fluctuations in Net Total Value Creation and may consider modifications to volume and other calculation factors to maximize the overall portfolio value.
2.14    Regulatory Matters.
(a)    Biotechnology Regulatory Matters. BH shall lead, and have sole responsibility and control for, the preparation, submission, and maintenance of all regulatory filings and obtaining and maintaining all regulatory approvals, and complying with all obligations under Applicable Law, with respect to any gene-edited or transgenic biological materials that are the subject of this Agreement, and shall have sole control over all interactions with the applicable regulatory authority, including all correspondence to or with the applicable regulatory authority. ADM shall reasonably cooperate with BH, at BH’s reasonable request and expense, with respect to any such regulatory matters.
(b)    Food Regulatory Matters. ADM shall lead, and have sole responsibility and control for, the preparation, submission, and maintenance of all regulatory filings and obtaining and maintaining all regulatory approvals, and complying with all obligations under Applicable Law, including any food safety recalls, with respect to the Products that ADM Processes under this Agreement, and shall have sole control over all interactions with the applicable regulatory authority, including all correspondence to or with the applicable regulatory authority. BH shall reasonably cooperate with ADM, at ADM’s reasonable request and expense, with respect to any such regulatory matters.
2.15    Legal Compliance. Each Party and its Affiliates and their respective employees and agents shall comply in all material respects with all Applicable Laws that pertain to its activities under this Agreement and, except as otherwise provided herein, shall bear the entire cost and expense of such compliance.
Article 3
Processing and Commercialization Rights
3.1    Commercialization Strategy. Subject to the terms and conditions of this Agreement and as otherwise provided in this Agreement, the Parties’ respective roles and responsibilities for the Commercialization of Products using BH Soybeans in the Field in the Territory will be as follows:
(a)    Processing and Commercialization. ADM shall Process BH Soybeans purchased under this Agreement into Products that it is authorized to sell in the Field in the Territory under this Article 3. ADM will use Commercially Reasonable Efforts to Commercialize such Products in the Field in the Territory, including by leveraging its go-to-market and applications organization.
(b)    Product Development. ADM’s product development teams will use Commercially Reasonable Efforts to create finished Product concepts leveraging ingredients derived from BH Soybeans for Commercialization pursuant to the terms of this Agreement.
(c)    Exclusive Product Categories. Subject to the terms of Section 3.2, ADM’s sales team will exclusively Commercialize 65%+ Products and White Flake for ISP and SPC Processed from BH Soybeans in the Field in the Territory.
(d)    BH Support. BH shall have the right to support ADM with commercial business development in accordance with the Communications Plan and Go-to-Market Plan (as defined in Section 3.1(g)) in promoting ADM’s Products leveraging BH Soybeans, including to support promotion of ADM’s Products leveraging BH Soybeans via customer visits to BH headquarters which showcases innovation.
(e)    Marketing Materials and Branding. The Parties will collaborate with respect to co-branding in connection with the JSC relating to the Commercialization strategy for Products made from BH Soybeans. BH branding will be incorporated on all of ADM’s Products that differentiate by leveraging BH Soybeans, including all Products in the Exclusive Product Categories and 60-65% TVP+ Products. All branding will comply with the Parties’ respective branding guidelines.
(f)    Communications Plan. Within thirty (30) days after the Effective Date, through the JSC, the Parties will develop and implement a written communications plan related to this Agreement that ensures Products made from BH Soybeans in the Field in the Territory are positioned in the marketplace in a manner consistent with the Go-to-Market Plan and the terms of this Agreement, and the Parties agree to collaborate in good faith on related messaging to the Product market in the Field in the Territory. Each Party shall use Commercially Reasonable Efforts to conduct its communications related to the Products that are subject to this Agreement in a manner consistent with the Communications Plan. The Communications Plan shall be reviewed on at least a Calendar Quarterly basis by the JSC and may be revised or expanded by the JSC from time to time, subject to the provisions of Section 2.2, to address, among other things, changes in market conditions and revenue projections. To the extent any terms in the Communications Plan shall at any time conflict with the terms of this Agreement, the terms of this Agreement shall control.

(g)    Go-to-Market Strategy.
(i)Go-to-Market Plan. The Parties shall engage in a Go-to-Market Strategy for the Products that are subject to this Agreement in the Field in the Territory in accordance with principles and guidelines determined and set forth in writing by the JSC regarding: (i) the activities to be conducted by each of the Parties and the allocation of the activities between the Parties; (ii) the anticipated timelines and milestones of such activities; and (iii) such other matters as the Parties may mutually agree with respect to go-to-market strategy (the “Go-to-Market Plan”). To the extent the Go-to-Market Plan shall at any time conflict with the terms of this Agreement, the terms of this Agreement shall control.
(ii)Diligence Efforts. Each Party will use Commercially Reasonable Efforts to execute and to perform, or cause to be performed, in compliance with Applicable Law, the activities assigned to it in the Go-to-Market Plan. Each Party shall have the right, in coordination with the Go-to-Market Managers, to make day-to-day decisions on the implementation of the Go-to-Market Plan by or on behalf of such Party, provided such implementation is consistent with the Go-to-Market Plan and the other Party does not reasonably object to such implementation.
3.2    Exclusive Product Categories. Subject to the terms and conditions of this Agreement, ADM shall have the exclusive rights set forth in Section 3.2(a) and (b) below with respect to the Exclusive Product Categories. ADM shall maintain the Exclusive ADM Rights throughout the Term as long as (i) ADM timely pays BH all fees due under this Agreement as set forth in Article 6 (including the Back End Value Share Payments, Annual Technology Access Fees and any applicable Milestone Payments), subject to ADM’s right to dispute in good faith any payment or claim of late payment (including disputes relating to Back End Value Share Payment calculations and milestone achievements) and provided that the Exclusive ADM Rights will continue pending resolution of any such dispute; and (ii) BH has not converted the Exclusive ADM Rights into non-exclusive rights pursuant to Section 2.10 (a payment failure under (i) or a conversion to non-exclusive rights under (ii), a “Conversion Event”). A Conversion Event under (i) will be effective upon [**], and a Conversion Event under (ii) will be effective on [**] (in each case, the “Conversion Effective Date”). Following the occurrence of a Conversion Event, effective as of the Conversion Effective Date, the Exclusive ADM Rights shall become non-exclusive for the remainder of the Term, and, accordingly, all obligations of BH in Section 3.2(a)(ii), Section 3.2(b)(ii), Section 3.2(b)(iii) and Section 3.2(b)(iv) shall cease and have no further effect.
(a)    65%+ Products.
Article 3ADM shall have the exclusive right (including with respect to BH) to Process in the Territory e42p that meets the Specifications into 65%+ Products for Commercialization in the Field in the Territory and to Commercialize resulting 65%+ Products in the Field in the Territory. ADM may also non-exclusively Commercialize such resulting 65%+ Products in the Field outside the Territory.
(i)BH shall not, directly or indirectly through any Affiliate (or with respect to BH Soybeans, any Third Party), Process in the Territory BH Soybeans or any other Soybeans into any 65%+ Product for Commercialization in the Field in the Territory or Commercialize such resulting 65%+ Products in the Field in the Territory.

(b)    White Flake for ISP and SPC.
(i)    ADM shall have the exclusive right (including with respect to BH) to Process in the Territory e42p that meets the Specifications into White Flake for ISP and SPC for Commercialization in the Field in the Territory and to Commercialize resulting White Flake for ISP and SPC in the Field in the Territory. ADM may also non-exclusively Commercialize such resulting White Flake for ISP and SPC in the Field outside the Territory.
(ii)    BH shall not, directly or indirectly through any Affiliate or any Third Party, Process in the Territory e42p that meets the Specifications into White Flake for ISP and SPC for Commercialization in the Field in the Territory or Commercialize such resulting White Flake for ISP and SPC in the Field in the Territory.
(ii)BH shall not, directly or indirectly through any Affiliate, knowingly sell any High Protein Soybeans or Ultra-High Protein Soybeans, or White Flake made from such Soybeans, directly to any Third Party for Processing into SPC for Commercialization in the Field in the Territory.
(iii)BH shall not, directly or indirectly through any Affiliate, knowingly sell any Soybeans meeting the Specifications, or White Flake made from such Soybeans, directly to any Third Party for Processing into ISP for Commercialization in the Field in the Territory, at a [**].
3.3    Non-Exclusive Product Categories. Subject to the terms and conditions of this Agreement, ADM shall have the non-exclusive rights set forth in Section 3.3(a) and (b) below with respect to the following Product Categories.
(a)    Below 65% Flour Products.
(i)    [**] ADM will have the non-exclusive rights to Process in the Territory BH Soybeans into Below 65% Flour Products and to Commercialize resulting Products in the Field in the Territory [**]. For the avoidance of doubt, any such Below 65% Flour Products Processed from BH Soybeans (and [**] if applicable) shall be included in ADM’s obligation to pay the applicable Back End Value Share Payments.
(ii)    If ADM Processing of Soybeans yields Below 65% Flour Products due to processing complexity, ADM will have the right to (1) use it in blends that are not Below 65% Flour Products or Below 60% TVP Products, (2) Process it into 60-65% TVP+ Products and Commercialize such Products in accordance with this Agreement, or (3) grant BH a right to distribute such Product as a BH-branded Product, with the terms for such distribution by BH to be mutually agreed by the Parties.
(iii)Except as set forth in this Section 3.3(a) and in Section 3.4(a)(iii), BH does not have any obligations under this Agreement with respect to Below 65% Flour Products.
(b)    Below 60% TVP Products.
(i)[**] ADM will have the non-exclusive rights to Process in the Territory BH Soybeans into Below 60% TVP Products and to Commercialize resulting Products in the Field in the Territory as part of such transition. For the avoidance of doubt, any such Below 60% TVP Products Processed from BH Soybeans (and [**] if applicable) shall be included in ADM’s obligation to pay the applicable Back End Value Share Payments.
(ii)[**] In the event that ADM expands or desires to expand its capacity for Processing volume of Below 60% TVP Products beyond what ADM can procure from its own White Flake production capacity existing as of the Effective Date to support such expansion, BH will have the right of first refusal to supply ADM the White Flake needed to support this expanded capacity at a reasonable market rate.
(iii)Except as set forth in this Section 3.3(b), BH does not have any obligations under this Agreement with respect to Below 60% TVP Products.
3.4    60-65% TVP+ Products.
(a)    Exclusivity. Subject to the terms and conditions of this Agreement, ADM shall have the exclusive rights set forth in Section 3.4(a)(i) and (ii) below with respect to 60-65% TVP+ Products (the “60-65% TVP+ Exclusivity”).
(i)    ADM shall have the exclusive right (including with respect to BH) to Process in the Territory e42p that meets the Specifications into 60-65% TVP+ Products for Commercialization in the Field in the Territory and to Commercialize resulting 60-65% TVP+ Products in the Field in the Territory. ADM may also non-exclusively Commercialize such resulting 60-65% TVP+ Products in the Field outside the Territory.
(ii)    BH shall not, directly or indirectly through any Affiliate or any Third Party, Process in the Territory BH Soybeans or any other Soybeans into any 60-65% TVP+ Product for Commercialization in the Field in the Territory or Commercialize such resulting 60-65% TVP+ Products in the Field in the Territory.
(iii)    Notwithstanding the foregoing, BH shall retain the right, directly or indirectly, to Process in the Territory BH Soybeans (including e42p that meets the Specifications) and any other Soybeans into Below 65% Flour Products and White Flake and to Commercialize such resulting Below 65% Flour Products and White Flake in the Field in the Territory to any Third Party for further Processing into 60-65% TVP+ Products for Commercialization in the Field in the Territory; provided, however, that BH shall not Commercialize Below 65% Flour Products to (A) [**] or (B) [**]
(b)    Target Volume Commitment. ADM will use Commercially Reasonable Efforts to Process BH Soybeans to produce the annual volumes of 60-65% TVP+ Products for Commercialization set forth in Exhibit K (the “Target Volume Commitments”). If ADM (a) does not produce the Target Volume Commitment [**], or (b) fails to produce at least [**] of the Target Volume Commitment for any given Calendar Year (in each case (a) and (b), a “Target Volume Commitment Failure”), then BH shall have the right (but not the obligation), following discussion at the JSC and upon written notice to ADM within sixty (60) days following the JSC discussion, to either (i) convert the 60-65% TVP+ Exclusivity to become non-exclusive for the remainder of the Term and all obligations of BH in Section 3.4(a) to cease and have no further effect (a “60-65% Exclusivity Conversion”) effective [**] (provided that ADM shall have the right to terminate this Agreement upon written notice delivered to BH within [**]), or (ii) terminate this Agreement; [**]. In addition, in the event of a Conversion Event, BH may elect a 60-65% Exclusivity Conversion upon written notice to ADM, with such 60-65% Exclusivity Conversion becoming effective on the Conversion Effective Date.
(c)    Back End Value Share.
(i)    General. For purposes of calculating the Back End Value Share Payment to BH pursuant to Section 6.4 for 60-65% TVP+ Products, the Back End Value Share payable to BH shall be set at the applicable percentage set forth in Exhibit K, based on the applicable Calendar Year of production and the volume of 60-65% TVP+ Products produced by ADM in such Calendar Year.
(ii)    Target Volume Shortfall Payments. If, with respect to [**], ADM fails to produce at least [**] of the Target Volume Commitment of 60-65% TVP+ Products for such Calendar Year (the “Minimum 60-65% TVP+ Commitment”), and such occurrence is not due to [**] (a “Minimum Volume Shortfall”), then, unless BH has elected a 60-65% Exclusivity Conversion or terminated this Agreement in accordance with Section 3.4(b) on the basis of such Minimum Volume Shortfall, ADM shall pay to BH [**] (a “Minimum Volume Shortfall Payment”). [**]. The Minimum Volume Shortfall Payment shall be paid together with the Year-End Back End Value Share Payment in accordance with Section 6.4(b). If ADM does not timely pay a required Minimum Volume Shortfall Payment to BH, [**]. For clarity, in the event that BH elects a 60-65% Exclusivity Conversion or terminates this Agreement in accordance with Section 3.4(b) on the basis of a Minimum Volume Shortfall, ADM shall not be responsible for paying the Minimum Volume Shortfall Payment based on such Minimum Volume Shortfall. For further clarity, if BH elects a 60-65% Exclusivity Conversion regardless of whether ADM terminates this Agreement in accordance with Section 3.4(b) on the basis of such 60-65% Exclusivity Conversion, then ADM shall not be required to make any Minimum Volume Shortfall Payments pursuant to this Section 3.4(c)(ii).
3.5    [**].
3.6    Exclusions. The Parties acknowledge and agree that this Agreement will not apply under any circumstances to organic soy products, soy chips or “hexane free” Products.
3.7    Other Commercialization Rights. During the Term, ADM shall have the non-exclusive right to sell Byproducts in the Territory; provided, however, that Byproducts may not knowingly be sold into aquaculture. For the avoidance of doubt, ADM will sell Byproducts into the commodity market.
3.8    House Accounts.
(a)    BH House Accounts. Notwithstanding anything to the contrary in this Agreement, the rights granted to ADM under this Agreement, including rights with respect to Products Processed from BH Soybeans, and the obligations of BH under this Agreement do not extend to the BH House Accounts. For clarity, ADM shall not have any rights to Process Products from BH’s proprietary Soybeans for sale to, or to sell any such Products to, the BH House Accounts, and BH is not restricted from any activities with respect to the BH House Accounts. For the avoidance of doubt, ADM will not be restricted from selling Products Processed from Third Party Soybeans or any other products that ADM sells that are not derived from BH’s proprietary Soybeans to the BH House Accounts.
(b)    ADM House Accounts. Notwithstanding anything to the contrary in this Agreement, unless and until the Conversion Effective Date has occurred, BH shall not, directly or indirectly, sell any of BH’s Products in the Field to the ADM House Accounts (but for the avoidance of doubt, BH will not be restricted from selling Byproducts and other products outside the Field, and Below 65% Flour Products in the Field (except that such Below 65% Flour Products may not be sold for further Processing into 60-65% TVP+ Products for Commercialization in the Field under Section 3.4(a)(iii)), to the ADM House Accounts), and in addition to the Exclusive ADM Rights and the 60-65% TVP Exclusivity, ADM shall have the following exclusive rights outside the Territory with respect to the ADM House Accounts:
(i)    65%+ Products outside the Territory. In each case (A) and (B) solely with respect to the ADM House Accounts: (A) ADM’s exclusive right to Commercialize 65%+ Products in the Field in the Territory in accordance with Section 3.2(a)(i) shall also apply in the Field outside the Territory, and (B) the obligations of BH set forth in Section 3.2(a)(ii) with respect to Commercializing 65%+ Products in the Field in the Territory shall also apply in the Field outside the Territory.
(ii)    White Flake for ISP or SPC outside the Territory. In each case (A) and (B) solely with respect to the ADM House Accounts: (A) ADM’s exclusive right to Commercialize White Flake for ISP and SPC in the Field in the Territory in accordance with Section 3.2(b)(i) shall also apply in the Field outside the Territory, and (B) the obligations of BH set forth in Section 3.2(b)(ii), Section 3.2(b)(iii) and Section 3.2(b)(iv) with respect to Commercializing White Flake for ISP and SPC in the Field in the Territory shall also apply in the Field outside the Territory.
(iii)    60-65% TVP+ Products outside the Territory. Unless and until a 60-65% Exclusivity Conversion has occurred, in each case (A) and (B) solely with respect to the ADM House Accounts: (A) ADM’s exclusive right to Commercialize 60-65% TVP+ Products in the Field in the Territory in accordance with Section 3.4(a) shall also apply in the Field outside the Territory, and (B) the obligations of BH set forth in Section 3.4(a)(ii) and 3.4(a)(iii) with respect to Commercializing 60-65% TVP+ Products in the Field in the Territory shall also apply in the Field outside the Territory.
For the avoidance of doubt, ADM is not restricted from any activities with respect to the ADM House Accounts.
(c)    Relationship Management. During the Term, the applicable Party’s relationship manager for its House Accounts will manage such Party’s relationship with its House Accounts and will be the lead contact for such Party’s House Accounts with respect to sales of all products that such Party sells anywhere in the world, including sales of Products Processed from BH’s proprietary Soybeans in the Field, unless the House Account requests otherwise.
(d)    Certain Exceptions. The Parties acknowledge that there may be circumstances in which it would be mutually beneficial for the Parties to make one or more limited exceptions to the restrictions and obligations set forth in this Section 3.8 (e.g., [**]). The JSC will discuss any such exception requested by a Party in good faith.

Any such exception shall not be binding on the Parties unless mutually agreed by the Parties in writing.
Article 4
Exclusivity Commitments
4.1    Marketing and Communications. Unless and until the Conversion Effective Date has occurred:
(a)BH shall not authorize any ADM Competitor to [**].
(b)(i) ADM shall be the only processor (other than BH) in the Field in the Territory to [**], and (ii) until [**], ADM shall be the only processor (other than BH) in the Field in the Territory to [**].
(c)Notwithstanding anything to the contrary in this Agreement, BH shall be free to directly communicate and promote the benefits of any of BH’s proprietary soybeans.
(d)ADM shall not authorize any Third Party to [**].
4.2    e42p Improvements. During the Term, the Parties agree that any incremental improvements in performance of e42p Controlled by BH shall be licensed and made available to ADM under this Agreement on the terms set forth herein for e42p.
4.3    [**].
4.4    [**]. During the Term, unless and until the Conversion Effective Date has occurred, BH shall [**].
4.5    BH R&D Activities with Third Parties.
Article 4General. Notwithstanding anything to the contrary in this Agreement, except [to the extent expressly restricted by Section 4.5(d)], BH may freely participate in R&D activities with any and all Third Parties.
(a)[**].
(b)Transactions with ADM Competitors. In the event that BH [**].
(c)Transactions with ADM House Accounts. During the Term, unless and until the Conversion Effective Date has occurred, in the event that BH [**].
(d)BH Retained Rights. Notwithstanding anything to the contrary in this Agreement, and without otherwise limiting any of BH’s rights outside the scope of Section 3.2 and Section 3.4, BH shall retain the rights worldwide to: (i) enter into R&D collaborations and co-development transactions with Third Parties, subject to [**]; (ii) freely Commercialize any products and other results from such R&D collaborations and co-development transactions with Third Parties, subject to [**]; (iii) provide Third Parties with non-commercial access to any materials for testing or evaluation; (iv) run commercial pilot programs and provide samples of resulting products to customers; (v) discuss potential future transactions with Third Parties, subject to [**]; (vi) sell e42p that does not meet the Specifications on commodity markets or blend e42p (or other Soybeans), even if it meets the Specifications, with other Soybeans (including Processing into protein blends with non-soy proteins) at less than [**] e42p in the end-product for sale for any purpose; (vii) sell any Soybeans or White Flake for any purpose, subject only to the Exclusive ADM Rights (unless and until the Conversion Effective Date has occurred) and the 60-65% TVP+ Exclusivity (unless and until a 60-65% Exclusivity Conversion has occurred), including for Commercialization of products other than Products or outside the Field or the Territory; and (viii) Process any Soybeans into Products having a Protein Content of less than sixty-five percent (65%) in the Territory and to Commercialize such Products in the Field anywhere in the world, subject only to the 60-65% TVP+ Exclusivity (unless and until a 60-65% Exclusivity Conversion has occurred).
4.6    Permitted Activities for ADM. During the Term, ADM may participate in or fund R&D activities with Third Parties (including, for purposes of this Section 4.6, any person or entity acquired by ADM or any of its Affiliates that, at the time of such acquisition, was engaged in the development of seeds and traits) related to genetic improvement of soy to increase protein levels. In the event that ADM participates in or funds any such activities that are (a) conducted in the Territory or (b) designed for or intended to enable Commercialization of Products in the Field in the Territory, [**].
4.7    No ADM Restrictions Outside the Territory. For the avoidance of doubt, (i) nothing in this Agreement shall restrict ADM from working with global companies on R&D activities and Commercializing resulting Products outside the Territory at any time during the Term, (ii) nothing in this Agreement shall restrict ADM from selling Products Processed in the Territory outside the Territory to its customers who are currently sourcing from the Territory, and (iii) this Section 4.7 shall not be construed to grant ADM any rights with respect to any BH House Accounts for any products that are derived from BH’s proprietary Soybeans, or to limit BH’s rights under Section 4.8.
4.8    Exclusive Supply. During the Term (or if a Conversion Event has occurred, for [**] following the Conversion Event) and subject to the terms and conditions of this Agreement, BH will be the exclusive supplier of High Protein Soybeans and Ultra-High Protein Soybeans to ADM for ADM to Process into Products in the Product Categories in the Field in the Territory. For clarity, ADM shall not, directly or indirectly through any Affiliate, purchase High Protein Soybeans or Ultra-High Protein Soybeans for Processing into Products in the Product Categories in the Field in the Territory from any Third Party (including, for purposes of this Section 4.8, any person or entity acquired by ADM or any of its Affiliates that, at the time of such acquisition, was engaged in the development of seeds and traits) during the Term (or if a Conversion Event has occurred, for [**] following the Conversion Event).
4.9    No Other Restrictions. For clarity, except to the extent expressly restricted by the Agreement, each Party will remain unrestricted with respect to any and all development and commercial activities.
Article 5
Right of Proposal for Products Outside Territory
5.1    Triggering Transaction. During the Term, BH shall not enter into any definitive Strategic Agreement in the European Union with any ADM Competitor (“Triggering Transaction”) without first providing ADM a right of first proposal with regard to the Triggering Transaction on the terms set forth in this Article 5. For purposes of this Article 5, “Strategic Agreement” means a strategic agreement to Process in the European Union BH’s proprietary Ultra-High Protein Soybeans into 65%+ Products, White Flake for ISP and SPC or 60-65% TVP+ Products in the Field for Commercialization in the Field in the European Union, other than any (i) R&D collaborations or co-development transactions, (ii) purchasing assets or procuring services from an ADM Competitor or selling assets or providing services to an ADM Competitor, or (iii) BH sales of products to an ADM Competitor.
5.2    Right of Proposal. Prior to entering into any Triggering Transaction, BH shall first provide ADM notice of BH’s intent to enter into such Triggering Transaction and the applicable territory, Products and Soybean variety that are the subject of such Triggering Transaction. BH shall not be required to disclose to ADM any other terms of the Triggering Transaction, including the identity of the ADM Competitor. Upon receipt of such notice and information, ADM will have a thirty (30)-day opportunity to propose terms for the applicable territory of the Triggering Transaction in a non-binding letter of intent to BH for such Triggering Transaction (a “Non-Binding Proposal”).
5.3    Expiration. After BH receives a timely Non-Binding Proposal from ADM in accordance with Section 5.2, or if ADM fails to provide a Non-Binding Proposal to BH during the applicable thirty (30) day period set forth in Section 5.2, ADM’s right of proposal will expire, BH’s obligations under this Article 5 shall be satisfied, and BH may proceed with the Triggering Transaction with any ADM Competitor or other Third Party.
Article 6
Payments
6.1    Upfront Payment. As partial consideration for the Exclusive ADM Rights and other rights granted by BH to ADM under this Agreement through the first full Calendar Year of this Agreement (i.e., through Calendar Year 2023), ADM shall pay to BH the one-time, non-refundable, non-creditable Upfront Fee set forth in Exhibit L, the terms of which are incorporated herein by reference and made a part of this Agreement, upon the Effective Date of this Agreement.
6.2    Annual Technology Access Fee.
(a)Subject to Section 6.2(b) and Section 6.2(c), as applicable, as partial consideration for the Exclusive ADM Rights and other rights granted by BH to ADM under this Agreement, ADM shall pay to BH annual technology access fees (“Annual Technology Access Fees”) in the amounts set forth in the applicable table in Exhibit L on the dates set forth therein during the Term (except if a Conversion Event has occurred and in such case ADM shall pay such amounts [**] Except as provided in Section 6.2(b) and Section 6.2(c) below, these payments will be non-refundable and non-creditable.
(b)Supply Failure. In the event that there is a Supply Failure of [**] or more relative to the Binding Forecasts for the applicable Production Year (as defined in Section 2.11), then [**].
(i)    [**].
(c)    [**]. If by July 1, 2027, the JSC reviews and agrees that the [**], then BH shall pay to ADM the [**] set forth in Exhibit L on [**].
6.3    Milestone Payments. As partial consideration for the Exclusive ADM Rights and other rights granted by BH to ADM under this Agreement, ADM shall pay to BH the milestone payments set forth in Exhibit L (“Milestone Payments”) upon the achievement of the milestone events set forth in Exhibit L (“Milestone Events”), in each case as described therein.

Upon achievement of the applicable Milestone Event, BH shall deliver to ADM an invoice for the corresponding Milestone Payment, which ADM shall pay within [**] after receipt.
6.4    Back End Value Share.
Article 5Within [**] after the end of each of the first three (3) Calendar Quarters of each Calendar Year, ADM shall pay to BH an amount equal to the Back End Value Share for all Products sold during such Calendar Quarter on a converted per-bushel Processed basis (i.e., the number of bushels Processed to create the Products that were sold) (the “Back End Value Share Payment”). Net Total Value Creation and Back End Value Share for each such Calendar Quarter shall be based on calculations made in accordance with Exhibit B, [**]. ADM shall provide to BH reasonably in advance of each Back End Value Share Payment for such first three (3) Calendar Quarters of each Calendar Year a written report of all details reasonably necessary to enable the determination of Net Total Value Creation and Back End Value Share for each such Calendar Quarter [**]. BH will provide an invoice to ADM for each Back End Value Share Payment as needed.
(a)Following the end of each Calendar Year, the final calculations of Net Total Value Creation and Back End Value Share for such Calendar Year shall be made in accordance with Exhibit B, using the actual audited results for such Calendar Year in accordance with Section 2.13. Within [**] after the completion of the annual audit in accordance with Section 2.13, ADM shall pay to BH (i) the Back End Value Share Payment, based on the final audited calculations of Net Total Value Creation and Back End Value Share, for all Products sold in the final Calendar Quarter of the preceding Calendar Year, and (ii) [**] per bushel for all Defaulted Bushels (determined in accordance with Section 2.8) for such preceding Calendar Year (collectively, the “Year-End Back End Value Share Payment”). [**]. In the event that the final Calendar Quarter in which Products are sold under this Agreement is not the fourth Calendar Quarter in the Calendar Year, the Parties shall comply with the foregoing procedures for the Year-End Back End Value Share Payment with respect to such final Calendar Quarter and each prior Calendar Quarter in such Calendar Year. BH will provide an invoice to ADM for the Year-End Back End Value Share as needed.
(b)GAAP Accounting; Payments Non-Creditable and Non-Refundable. All reports and calculations required under this Article 6 shall be based on the books and records of ADM maintained in accordance with U.S. GAAP and consistently applied across all of ADM’s products. Except as expressly set forth in clause (y) of Section 6.4(b), all Back End Value Share Payments, including the Year-End Back End Value Share Payment, shall be non-creditable and non-refundable.
6.5    Quarterly JSC Review. At least [**] in advance of each quarterly JSC meeting, ADM shall deliver in good faith to BH [**] for: (a) each component of the calculation of Net Total Value Creation as set forth in Exhibit B; (b) the calculation of Net Total Value Creation, including details of [**]; (c) the applicable Back End Value Share percentage for volumes of 60-65% TVP+ Products produced as determined pursuant to Section 3.4(c) and Exhibit K; (d) standard conversion of [**]; and (e) an example of the calculation of the Back End Value Share that will be payable to BH based on volume sold.
6.6    Year-End Report to JSC. Within [**] after the end of the fourth (4th) Calendar Quarter in each Calendar Year, ADM shall provide to BH through the JSC a written report setting forth with respect to such Calendar Year, details of: (a) each component of the calculation of Net Total Value Creation as set forth in Exhibit B; (b) the calculation of Net Total Value Creation, including details of [**]; (c) volumes of BH Soybeans (and [**] if applicable) Processed; (d) volumes of 60-65% TVP+ Products produced; (e) the applicable Back End Value

Share percentage for such volumes of 60-65% TVP+ Products produced as determined pursuant to Section 3.4(c) and Exhibit K; (f) conversion of [**]; (g) the calculation of the Back End Value Share payable to BH; and (h) any other information regarding Processing and production of Products under this Agreement reasonably necessary to determine any payment owed by a Party and whether any other right or obligation of a Party (e.g., a Processing Commitment Failure or Minimum Volume Shortfall) is triggered under this Agreement (the “Year-End Report”).
6.7    Business Records. Each Party shall, and shall cause its Affiliates to, keep records and maintain such records for a period of five (5) years as reasonably required for the purpose of verifying the calculation of Net Total Value Creation and the amounts payable under this Agreement.
6.8    Interest. Payment required under this Agreement by either Party, including any discovered underpayment or any other payment under this Agreement, shall, if overdue, bear interest until payment at a per annum rate [**] above the prime rate quoted in the Money Rates section of The Wall Street Journal, Eastern Edition, for the date on which payment was due, calculated daily on the basis of a 365-day year; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. For the avoidance of doubt, a delay in payment by a Party that results solely from an adjustment made pursuant to an annual audit under Section 2.13 shall not give rise to interest under this Section 6.8.
6.9    Taxes and Withholding. Any payments made by ADM to BH under this Agreement may be reduced by the amount of any taxes required to be paid or withheld with respect to such payments pursuant to any applicable law, including United States federal, state or local tax law (“Withholding Taxes”). Any such Withholding Taxes required by law to be paid or withheld shall be an expense of, and borne solely by, BH. ADM shall submit to BH reasonable proof of payment of the Withholding Taxes, together with an accounting of the calculations of such taxes, within [**] after such Withholding Taxes are remitted to the proper authority. Each Party will cooperate reasonably with the other Party in completing and filing documents required under the provisions of any applicable tax laws or under any other applicable law in connection with the making of any required tax payment or withholding payment, or in connection with any claim to a refund of or credit for any such payment.
6.10    Payment Instructions. All payments hereunder shall be made in United States Dollars. If the due date of any payment is a Saturday, Sunday or national holiday, such payment may be paid on the following Business Day. All payments to BH hereunder shall be made by wire transfer in immediately available funds to BH’s bank account specified in Exhibit H and all payments to ADM hereunder shall be made by ACH payment to ADM’s back account specified in the ACH payment instructions specified in Exhibit H.
6.11    [**].
Article 7
Intellectual Property Matters
7.1    Background Intellectual Property. As between ADM and BH, each Party shall at all times retain sole ownership of any and all Intellectual Property owned or licensed to such Party or its Affiliates as of the Effective Date or resulting from activities conducted outside of this Agreement (“Background IP”). Neither Party shall attempt to register the other Party’s Background IP in the Party’s name or any Third Party’s name.
7.2    ADM License.
(a)Subject to the terms and conditions of this Agreement, BH hereby grants to ADM, and ADM hereby accepts, a fee-bearing, non-transferable, non-sublicensable, non-exclusive license, under the Licensed IP, to (A) (i) Process in the Territory BH Soybeans (and [**] if applicable) supplied by BH to ADM into 65%+ Products, White Flake for ISP and SPC, Below 65% Flour Products, 60-65% TVP+ Products and Below 60% TVP Products, in each case for Commercialization in the Field, and (ii) Commercialize resulting Products in the Field anywhere in the world, all as expressly set forth in this Agreement, and (B) engage with Growers as the contracting party with respect to the Grower Agreements in the Grower Counties in order to facilitate (i) the grant of rights by BH directly to Growers to use BH Varieties (and BH’s proprietary, High Protein Soybean commercial soybean seed variety known as [**] if applicable) solely to produce BH Soybeans (and [**] if applicable) for sale to ADM pursuant to Grower Agreements, solely for use by ADM under the licenses in the foregoing clause (A), and (ii) the delivery by BH directly to such licensed Growers of BH Varieties (and BH’s proprietary, High Protein Soybean commercial soybean seed variety known as [**] applicable) solely for use under such grants of rights to such Growers described in the foregoing clause (B)(i).
(b)ADM has the right to have Third Party subcontractors practice, on ADM’s sole behalf, the license rights granted under Section 7.2(a) (each, a “Subcontractor”). ADM shall ensure that Subcontractors shall not transfer BH Soybeans (or [**] if applicable) to any person or entity other than ADM. If a subcontract is terminated for any reason, ADM shall take appropriate steps to destroy or take possession of all of the foregoing in the possession or control of the Subcontractor at the time of termination. ADM shall cause its Subcontractors to abide by all obligations of ADM hereunder as if it were a party to this Agreement and to assign all Intellectual Property and Know-How generated in the subcontracted activities to ADM. ADM shall be directly and primarily responsible and liable for any acts or omissions of its Subcontractors in relation to any subject matter of this Agreement.
(c)As between the Parties, BH shall retain sole ownership of all Licensed IP, including all developed Intellectual Property relating to BH Varieties, BH’s proprietary, High Protein Soybean commercial soybean seed variety known as [**], BH Soybeans and [**], including all Intellectual Property relating to genetics, seeds and traits, and on-farm data and activities; and development processes and technologies Controlled by BH, including those related to CropOS, Crop Accelerator, breeding, gene editing, artificial intelligence and machine learning, agronomics, and connecting food functionality to genetics. BH agrees to keep ADM reasonably informed of any material developments in connection with prosecution, maintenance, defense or enforcement of the Licensed Patents with respect to 65%+ Products, White Flake for ISP and SPC and 60-65% TVP+ Products in the Field in the Territory.
7.3    Arising Intellectual Property.
(a)    Sole Rights. Each Party shall own and retain all right, title and interest in and to all Intellectual Property and Know-How generated by or under the authority of such Party or its Affiliates, in activities conducted under this Agreement, independently of the other Party and its Affiliates, other than Assigned Product Rights (collectively, “Sole Rights”).

(b)    Joint Development Agreement. The Parties anticipate that they may agree to conduct one or more joint development projects under a separate agreement entered into by the Parties for such purpose (the “Joint Development Agreement”). The Joint Development Agreement will set forth each Party’s interest in the Intellectual Property and Know-How generated by or under the authority of BH or its Affiliates, on the one hand, and ADM or its Affiliates, on the other hand, in activities conducted under the Joint Development Agreement (“Joint Development Rights”). The Parties anticipate that the Joint Development Agreement will provide that each Party will have the right to use, and grant licenses through multiple tiers to use, any Joint Development Rights without the other Party’s consent, subject to the terms and conditions of this Agreement.
(c)    Joint Rights. Notwithstanding the Parties’ intent to enter into a Joint Development Agreement as set forth in Section 7.3(b), the Parties acknowledge that it is possible that certain Intellectual Property and Know-How may be generated by or under the authority of BH or its Affiliates, on the one hand, and ADM or its Affiliates, on the other hand, in activities conducted under this Agreement. The Parties will each own and retain an equal undivided interest in and to all such Intellectual Property and Know-How, other than Assigned Product Rights (“Joint Rights”). Subject to the terms and conditions of this Agreement, each Party shall have the right to use, and grant licenses through multiple tiers to use, any Joint Rights without the other Party’s consent and shall have no duty to account to the other Party for such use or license, and each Party hereby waives any right it may have under the laws of any country to require any such consent or accounting. Notwithstanding anything to the contrary in this Agreement, Joint Rights (other than any published patents or patent applications) shall be deemed to constitute the Confidential Information of each of the Parties, and each Party will be treated as the disclosing Party with respect thereto; provided, however, that: (x) each Party may freely exploit such Joint Rights as described in the immediately preceding sentence; (y) each Party may disclose Joint Rights only (A) under conditions of confidentiality reasonably sufficient to preserve any trade secret status available with respect thereto, (B) where the disclosure will be useful or necessary to the procurement of patent rights, or (C) in accordance with Article 10; and (z) neither Party shall be obligated under Article 10 to destroy originals or copies of Joint Rights. For clarity, nothing in this Section 7.3(c) shall constitute a license under any Intellectual Property or Know-How that does not constitute Joint Rights.
(d)    Certain Intellectual Property Matters. The Parties hereby agree to certain rights, licenses and obligations with respect to certain Intellectual Property set forth in Exhibit M. The terms of Exhibit M are incorporated into this Article 7 by reference and made a part of this Agreement.
7.4    Prosecution and Enforcement of Intellectual Property.
(a)    Sole Rights. Each Party shall retain the sole right and control, in its discretion, with respect to filing, prosecution, maintenance and enforcement of Intellectual Property owned by such Party or its Affiliates, provided that BH shall be responsible to pay all required maintenance fees for the issued patents and issued plant variety protection certificates in the Licensed IP during the Term, unless and until the Conversion Effective Date has occurred.
(b)    Joint Rights.
(i)    Initial Responsibility for Prosecution. With regard to the filing, prosecution and maintenance of Patents within the Joint Development Rights and Joint Rights (collectively, “Joint Patents”), the Parties will determine in accordance with the Joint Development Agreement (for Joint Development Rights) or otherwise in good faith (for Joint Rights) which Party shall be responsible, in its discretion, for such filing, prosecution and maintenance, and any allocation of expense. Each Party in its role as the Party responsible for filing, prosecution and maintenance of the Joint Patents in accordance with this Section 7.4(b) shall be referred to as the “Joint Patent Lead”.
(ii)    Cooperation. For any Joint Patents for which it is the Joint Patent Lead, the Joint Patent Lead shall keep the other Party fully informed of progress with regard to the prosecution of the Joint Patents. The Joint Patent Lead shall:
Article 7provide the other Party with a copy of the final draft of any proposed application prior to filing the same in any patent office worldwide with sufficient time to review and comment, unless otherwise agreed by patent counsel for both Parties, and the Joint Patent Lead shall consider in good faith any comments or revisions suggested by the other Party or its counsel;
(A)promptly provide the other Party with a copy of all patent applications as filed, together with a notice of its filing date and serial number;
(B)promptly provide the other Party with a copy of any action, communication, letter, or other correspondence issued by the relevant patent office, and the Joint Patent Lead shall consult with the other Party regarding responding to the same and shall consider in good faith any comments, strategies, and the like proposed by the other Party;
(C)promptly provide the other Party with a copy of any response, amendment, paper, or other correspondence filed with the relevant patent office upon Joint Patent Lead’s receipt of the as-filed document; and
(D)consult with the other Party regarding the countries to be filed and maintained, the payment of annuities, taxes and maintenance fees for any such Joint Patents.
(iii)    Option of Other Party to Prosecute and Maintain. In the event that the Party that is the Joint Patent Lead desires to abandon or cease prosecution or maintenance of any Joint Patent for which it is responsible, such Party shall provide reasonable prior written notice to the other Party of such intention to abandon (which notice shall, to the extent possible, be given no later than ninety (90) days prior to the next deadline for any action that must be taken with respect to such Joint Patent in the relevant patent office and, in any case, shall be prior to abandonment). In such case, at the other Party’s sole discretion, upon written notice from such other Party, such other Party may elect to continue prosecution and maintenance of any such Joint Patent at its own expense, and the Party that elected to abandon or cease prosecution and maintenance of such Joint Patent shall execute such documents and perform such acts, at its own expense, as may be reasonably necessary to effect an assignment of such Party’s entire right, title, and interest in and to such Joint Patent to the other Party. Any such assignment shall be completed in a timely manner to allow such other Party to continue prosecution and maintenance of any such Joint Patent. Any Patents so assigned shall no longer be considered Joint Patents but shall instead be included in the assignee’s Sole Rights.

(iv)    Enforcement of Joint Patents. In the event a Third Party is infringing or misappropriating any Joint Patents and the Parties agree to respond jointly to the infringement, the Parties will, unless otherwise agreed in writing, share equally all costs associated therewith and any damages or account of profits awarded to the Parties or settlement sum negotiated by the Parties. Where one Party alone (the “Responding Party”) wishes to pursue such proceedings, the other Party will provide all reasonable cooperation including allowing (and doing all things reasonably necessary to allow) the Responding Party to prosecute those proceedings in their joint names, provided that (A) the Responding Party will be responsible for the entire cost of any such legal proceedings and will indemnify the other Party with regard to all costs, expenses, damages or account of profits awarded against the other Party as a result of the other Party’s name being used as a co-claimant in any proceedings, but the Responding Party will be entitled to all costs, damages, or account of profits that may be obtained or awarded; (B) the Responding Party will not make any admissions, or consent to the making of any order by any court, regarding the scope, validity or enforceability of any of the Joint Patents without the prior, written consent of the other Party; and (C) the Responding Party will keep the other Party informed with regards to any steps taken in response to an infringement and will consult the other Party over proposed future steps that are likely to have a material effect on the conduct of any legal action. Any recovery obtained by the Responding Party as a result of any such enforcement proceeding, by settlement or otherwise, shall be applied in the following order of priority: (x) first, to reimburse each Party for all litigation costs in connection with such proceeding paid by that Party and not otherwise recovered (on a pro rata basis based on each Party’s respective litigation costs, to the extent recovery was less than all such litigation costs); and (y) second, after application of the foregoing clause (x), the remainder of any such recovery obtained by the Responding Party shall be retained by the Responding Party.
7.5    Trademark Usage.
(a)    Subject to the terms and conditions of this Agreement, each Party (in such capacity, “Licensor”) hereby grants to the other Party (in such capacity, “Licensee”), and Licensee hereby accepts, a non-exclusive, non-transferable (except as set forth in Section 12.4), royalty-free, non-sublicensable license to use the other Party’s trademarks set forth on Exhibit J (the “Licensor Trademarks”) (i.e., the BH Trademarks where BH is Licensor, and the ADM Trademarks where ADM is Licensor) solely to promote and advertise the Products Processed by ADM under this Agreement in the Field anywhere in the world in accordance with the Communications Plan and the Go-to-Market Plan. Each Party may update the list of such Party’s trademarks on Exhibit J upon reasonable prior written notice to the other Party.
(b)    Licensee shall: (i) comply with all branding guidelines and reasonable instructions of Licensor as to the form and manner in which the Licensor Trademarks are used, including any instructions as to quality, style and graphic integrity; (ii) not make any additions to, deletion from or other modification to the Licensor Trademarks, (iii) provide Licensor a reasonable opportunity to review and approve all material in which the Licensor Trademarks are used, (iv) not adopt, use or register as its own any trademarks, designs, or other indicia that are confusingly similar to, or that dilute, the Licensor Trademarks; and (v) not use the Licensor Trademarks other than as expressly authorized by Licensor pursuant to this Agreement. Without limiting the foregoing, ADM will not affix any BH Trademark to any product other than Products Processed by ADM under this Agreement.

(c)    Licensee acknowledges and agrees that, as between Licensor and Licensee, Licensor retains all Intellectual Property rights in the Licensor Trademarks. Nothing contained in this Agreement shall give Licensee any interest in the Licensor Trademarks. Licensee’s use of the Licensor Trademarks shall inure solely to the benefit of Licensor. Licensor and its Affiliates shall have sole right, in its and their discretion, to maintain the existing registrations of the Licensor Trademarks and prosecute any pending applications. Licensee shall provide, at the reasonable request and expense of Licensor, all necessary assistance with such maintenance and prosecution. If Licensee acquires any rights in the Licensor Trademarks, by operation of law or otherwise, such rights shall be deemed and are hereby irrevocably assigned to Licensor without further action by either of the Parties. It is understood and agreed that Licensor, as authorized licensor and owner, shall be the sole Party with standing to enforce its rights in the Licensor Trademarks.
(d)    In the event that Licensee registers or attempts to register any Licensor Trademarks, or registers, attempts to register, obtains any ownership in, or otherwise utilizes any website, domain name, URL, Internet presence or other electronic communications portal in violation of this section, in addition to any other rights Licensor may have, Licensee hereby acknowledges and agrees that any such trademark registration or website, domain name, URL, Internet presence or other electronic communications portal, including any copyrights therein, shall be deemed to be property of Licensor, and Licensee hereby assigns all of its right, title and interest therein and thereto to Licensor.
(e)    Without limiting any right of Licensor under Article 11, Licensor shall have the right to terminate the license granted by it in this Section 7.5 (without causing termination of this Agreement) immediately, by providing written notice of such election to Licensee, if Licensee materially breaches any of its obligations under this Section 7.5, provided, however, that unless this Agreement has expired or been terminated, such termination of the license granted by Licensor in this Section 7.5 shall become effective only if Licensee does not cure such breach within sixty (60) days after receiving written notice of such breach from Licensor. Upon termination of the license set forth this Section 7.5 in accordance with this Section 7.5(e) or, subject to Section 11.3(b), upon expiration or termination of this Agreement, Licensee will: (i) cease all display, advertising and use of all of the Licensor Trademarks; (ii) return or destroy, at Licensor’s sole discretion, all materials where Licensor Trademarks appear; and (iii) not thereafter use, advertise or display any name, mark or logo that is similar to or confusing with any Licensor Trademark.
7.6    BH Germplasm. Notwithstanding anything to the contrary in this Agreement, ADM shall not, and shall cause its Affiliates not to, directly or indirectly, transfer, resell, breed, plant, grow, harvest, reverse engineer, conduct any unpermitted research or analysis on, or conduct any activities not expressly authorized under this Agreement with respect to, any BH proprietary varieties, BH proprietary High Protein Soybeans or BH proprietary Ultra-High Protein Soybeans, or derivatives of any of the foregoing, for any purposes, whether within or outside the Territory. Without limiting the foregoing, ADM shall not, and shall cause its Affiliates not to, directly or indirectly, export, transfer, or otherwise move any BH proprietary varieties, BH proprietary High Protein Soybeans or BH proprietary Ultra-High Protein Soybeans outside of the United States. For the avoidance of doubt, ADM may transport BH Soybeans (and

[**] if applicable) within the United States, including by truck or rail, as reasonably necessary to Process such Soybeans into Products.
7.7    No Reverse Engineering. Without limiting any other provision of this Agreement, each Party agrees that it shall not reverse engineer the other Party’s Background IP.
7.8    Unauthorized Use of Licensed IP. ADM will institute reasonable procedures to prevent the Licensed IP from being used, practiced, sublicensed or otherwise exploited outside of the scope of the licenses granted to ADM under this Agreement. If ADM becomes aware of any unauthorized use of the Licensed IP, ADM will notify BH of such alleged violation. ADM agrees to provide reasonable assistance to help BH enforce such Licensed IP at BH’s cost.
7.9    Limitation of Rights. Except as expressly set forth herein, no right, title or interest in or license to, any Intellectual Property, or products of a Party is granted or conveyed to the other Party (by implication, estoppel or otherwise). Without limiting the foregoing, the Parties acknowledge and agree that the BH Soybeans (and [**] if applicable) contain proprietary technology protected under the Licensed IP, and that ADM’s rights with respect to the BH Soybeans (and [**] if applicable) are subject to the terms and conditions of this Agreement, including the license granted in Section 7.1. Notwithstanding any use of the term “sale”, “purchase” or similar language in this Agreement or the Grower Agreements, it is the Parties’ intent that all transfers BH Varieties (or BH’s proprietary, High Protein Soybean commercial soybean seed variety known as [**] if applicable) or BH Soybeans (or [**] if applicable) among BH, ADM and Growers are transactions undertaken solely under authority of licenses granted by BH to the Growers and to ADM under the Licensed IP, and BH retains all rights to enforce the Licensed IP in relation to all such seed and Soybeans except to the extent expressly licensed pursuant to this Agreement and by BH to Growers. For the avoidance of doubt, (a) no sale or title transfer to any BH Varieties (or BH’s proprietary, High Protein Soybean commercial soybean seed variety known as [**] if applicable) is made by BH to ADM under this Agreement, (b) ADM shall not have the right to sublicense under the licenses granted in this Agreement, and (c) BH and its Affiliates grant no rights in or in relation to any technology that BH uses to select, identify, characterize, test or evaluate any BH varieties, BH proprietary High Protein Soybeans or BH proprietary Ultra-High Protein Soybeans. ADM shall not, and shall cause its Affiliates not to, use or otherwise exploit any Confidential Information of BH, Licensed IP, BH proprietary varieties, BH proprietary High Protein Soybeans or BH proprietary Ultra-High Protein Soybeans, or derivatives of any of the foregoing, for any purposes that are not expressly authorized under this Agreement, including for any sales or other activities or purposes outside the Field. For clarity, the licenses granted by BH in this Agreement do not extend to any technology or materials other than the BH Soybeans (and [**] if applicable) supplied by BH to ADM under this Agreement.
Article 8
Representations and Warranties
8.1    Mutual Representations. Each Party hereby represents and warrants to the other Party as of the Effective Date that: (a) it is duly incorporated or formed, validly existing, and in good standing; (b) it has taken all necessary actions on its part to authorize the execution, delivery, and performance of the obligations undertaken in this Agreement, and no other corporate actions are necessary with respect thereto; (c) it is not a party to (and will not enter into) any agreement or understanding, and knows of no Applicable Law, that would prohibit it from entering into or performing this Agreement, or that would conflict with this Agreement; (d) when executed and delivered by it, this Agreement will constitute a legal, valid, and binding obligation of it, enforceable against it in accordance with the terms and conditions hereof; (e) it is duly licensed, authorized, or qualified to do business and is in good standing in every jurisdiction in which a license, authorization, or qualification is required for it to perform its obligations under this Agreement; (f) it has full right and authority to grant any rights and licenses granted by such Party hereunder; and (g) all employees, agents or other persons working under or for such Party or its Affiliates in connection with this Agreement will be informed of and required to comply with the applicable provisions of Articles 7 and 10 of this Agreement regarding non-disclosure and assignment of inventions.
8.2    Additional Representations, Warranties and Covenants of BH. BH represents and warrants to ADM as of the Effective Date that:
Article 8to BH’s Knowledge, [**];
(a)BH has not granted any rights to any Third Party that breach the Exclusive ADM Rights granted to ADM under this Agreement;
(b)BH has no Knowledge of any existing litigation or litigation threatened in writing concerning the Licensed IP or the BH Soybeans;
(c)the Licensed Patents (i) comprise all of BH’s Patents covering the BH Soybeans and Products Processed from BH Soybeans in the Field and (ii) are licensed to or solely owned by BH or its Affiliates; all patent families embodied by issued patents, plant variety protection certificates, non-provisional utility patent applications and plant variety protection applications included in the Licensed Patents as of the Effective Date are set forth on Exhibit E;
(d)BH has no Knowledge of any material concerns regarding compliance with numeric food safety standards established by Applicable Laws in the Territory with respect to the development, manufacture, use or sale in the United States or sale in Canada or Mexico of Products Processed from BH Soybeans by reason of the incorporation of BH Soybeans therein;
(e)BH has no Knowledge that any Third Party is infringing the Licensed IP;
(f)BH has no Knowledge of any [**];
(g)to BH’s Knowledge, all material references, documents and information, including prior art as applicable, have been presented to the relevant patent office in respect of the Licensed Patents to the extent required by such patent office;
(h)to BH’s Knowledge, the Licensed Patents are, to the extent issued, subsisting and not invalid or unenforceable, and all required maintenance fees for the Licensed Patents have been paid;
(i)to BH’s Knowledge, the Licensed Patents have been filed and maintained in material compliance with applicable patent office rules by BH and its counsel;
(j)to BH’s Knowledge, no representation or warranty contained in this Section 8.2 contains any untrue statement of material fact; and
(k)all BH Varieties delivered by BH or its Affiliates to Growers under the Grower contracts contemplated by this Agreement will, at the time of delivery, be free of any liens or other encumbrances. For the avoidance of doubt, the foregoing representations and warranties survive any delivery, inspection, acceptance or payment of or for the BH Soybeans by ADM.

8.3    Disclaimer. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH ABOVE IN THIS ARTICLE 8, ALL SOYBEANS AND OTHER MATERIALS AND CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY ARE PROVIDED “AS-IS,” AND BH AND ADM MAKE NO REPRESENTATIONS AND GRANT NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND BH AND ADM EACH SPECIFICALLY DISCLAIM ANY OTHER REPRESENTATIONS AND WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS, STATUTORY OR IMPLIED, INCLUDING ANY OTHER WARRANTY OF NON-INFRINGEMENT, QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES. EACH OF BH AND ADM ACKNOWLEDGES AND AGREES THAT (A) IN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT, SUCH PARTY HAS RELIED SOLELY UPON ITS OWN INVESTIGATION AND THE EXPRESS REPRESENTATIONS AND WARRANTIES OF THE OTHER PARTY SET FORTH ABOVE IN THIS ARTICLE 8 AND (B) NEITHER THE OTHER PARTY NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATIONS OR WARRANTIES REGARDING ANY PARTY, ITS RESPECTIVE BUSINESSES AND ASSETS, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF EXCEPT AS EXPRESSLY SET FORTH ABOVE IN THIS ARTICLE 8.
8.4    Additional Covenants of BH. BH will not grant any rights to any Third Party that (i) breach the Exclusive ADM Rights or the 60-65% TVP+ Exclusivity granted to ADM under this Agreement or (ii) violate BH’s obligations set forth in Section 3.2 or Section 3.4. For the avoidance of doubt, this Section 8.4 shall not be construed to affect, limit or restrict any of BH’s rights under Section 3.6, Section 3.8, Section 4.5, Section 4.9 or Section 5.3, or any other right retained by BH under this Agreement.
8.5    Ethical Business Practices.
(a)    In connection with this Agreement, and without limiting anything in this Article 8, each Party represents and warrants that it has not given or promised to give, and will not make, offer, agree to make or authorize any payment or other transfer of anything of value, directly or indirectly, to: (i) any Government or Public Official; (ii) any political party, party official or candidate for public or political office; (iii) any person while knowing or having reason to know that all or a portion of the value will be offered, given or promised, directly or indirectly, to anyone described in items (i) or (ii) above; or (iv) any owner, director, employee, representative or agent of any actual or potential customer of such Party, in each case if any such transfer of value would be a violation of any Applicable Laws. Each Party agrees to comply with all applicable anti-bribery laws in the United States and in the countries in which such Party conducts activities under this Agreement. Additionally, each Party represents, warrants and covenants that such Party shall comply with the U.S. Foreign Corrupt Practices Act (“FCPA”) and the UK Anti-Bribery Act, both as revised from time to time, as well as similar Applicable Laws of the countries where such Party conducts activities under this Agreement, and to take no action that would reasonably be deemed to cause the other Party to be in violation of the FCPA, the UK Anti-Bribery Act or similar Applicable Laws of the United States or where such Party conducts activities under this Agreement. Additionally, each Party will make reasonable efforts to comply with relevant requests for information, including answering questionnaires and reasonable audit inquiries, relating to the Party’s activities under this Agreement to enable the other Party to ensure compliance with Applicable Laws related to anti-bribery concerns. For purposes of this Agreement, “Government or Public Official” means any officer or employee or anyone acting in an official capacity on behalf of: a government or any department or agency thereof; a public international organization (such as the United Nations, the International

Monetary Fund, the International Red Cross, and the World Health Organization), or any department, agency or institution thereof; or a government-owned or controlled company, institution, or other entity, including a government-owned hospital or university.
(b)    In no event shall either Party be obligated under this Agreement to take any action or omit to take any action that such Party believes, in good faith, would cause it to be in violation of any Applicable Laws, including without limitation the FCPA or the UK Anti-Bribery Act.
Article 9
Indemnification; Limitation of Liability
9.1    Indemnification by ADM. ADM shall indemnify, defend and hold harmless BH, its Affiliates, and its and their officers, directors, members, employees, agents and representatives, from and against any and all claims, suits, causes of action, judgments, demands, losses, damages, liabilities, fines, penalties, assessments, costs, and expenses (including reasonable attorneys’ fees) (“Damages”) to the extent arising out of Third Party claims relating to (a) [**]; provided, however, that ADM shall not be required to indemnify for any Damages pursuant to this Section 9.1 to the extent that such Damages arise from matters or claims for which BH is required to indemnify pursuant to Section 9.2 of this Agreement, as to which Damages each Party shall indemnify the other Party to the extent of its respective liability for such Damages.
9.2    Indemnification by BH. BH shall indemnify, defend and hold harmless ADM, its Affiliates, and its and their officers, directors, members, employees, agents and representatives, from and against any and all Damages to the extent arising out of Third Party claims relating to (a) [**]; provided, however, that BH shall not be required to indemnify for any Damages pursuant to this Section 9.2 to the extent that such Damages arise from matters or claims for which ADM is required to indemnify pursuant to Section 9.1 of this Agreement, as to which Damages each Party shall indemnify the other Party to the extent of its respective liability for such Damages.
9.3    Third Party Infringement. Without limiting Section 9.1 or Section 9.2, in the event of a filing of a legal proceeding against a Party alleging infringement of or misappropriation of, or the delivery of a notice, demand or request by any Third Party that any Party cease and desist the use of, or license, an issued Patent or other Intellectual Property right of the Third Party based on [**].
9.4    Procedure. A Party seeking indemnification (the “Indemnified Party”) will promptly notify the other Party (the “Indemnifying Party”) in writing of a claim or suit; provided, that a Party’s failure to give such notice or delay in giving such notice will not affect such Party’s right to indemnification under this Article 9 except to the extent that the other Party has been prejudiced by such failure or delay. Neither Party has any obligation to indemnify the other Party in connection with any settlement made without the Indemnifying Party’s written consent. The Indemnified Party has the right to participate at its own expense in the claim or suit and in selecting counsel therefor. The Indemnified Party will cooperate with the Indemnifying Party as reasonably requested, at the Indemnifying Party's cost and expense. The Indemnifying Party will not settle any claim or suit without the Indemnified Party’s prior written consent unless such settlement is limited to the payment of cash by the Indemnifying Party and contains a full release of the Indemnified Party.
9.5    Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE OR OBLIGATED TO THE OTHER PARTY IN ANY MANNER FOR ANY SPECIAL, NON-COMPENSATORY, CONSEQUENTIAL, INDIRECT, INCIDENTAL, STATUTORY OR

PUNITIVE DAMAGES OF ANY KIND, INCLUDING LOST PROFITS AND LOST REVENUE, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT, NEGLIGENCE, STRICT PRODUCT LIABILITY, OR OTHERWISE, EVEN IF INFORMED OF OR AWARE OF THE POSSIBILITY OF ANY SUCH DAMAGES IN ADVANCE; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATION WILL NOT LIMIT EITHER PARTY’S (A) OBLIGATION TO INDEMNIFY THE OTHER PARTY FOR LIABILITIES TO THIRD PARTIES TO THE EXTENT REQUIRED BY SECTION 9.1 OR SECTION 9.2 ABOVE, (B) LIABILITY FOR BREACH OF ARTICLE 7 or 10, (C) LIABILITY FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (D) LIABILITY FOR INFRINGEMENT (WHETHER DIRECT, PARTIAL OR CONTRIBUTORY INFRINGEMENT OR INDUCEMENT TO INFRINGE), VIOLATION OR MISAPPROPRIATION OF ANY INTELLECTUAL PROPERTY (WHETHER PATENT, COPYRIGHT, TRADE SECRET OR OTHERWISE) OWNED OR CONTROLLED BY THE OTHER PARTY OR ANY OF ITS AFFILIATES. THE LIMITATIONS SET FORTH ABOVE SHALL BE DEEMED TO APPLY TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW AND NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDIES.
Article 10
Confidentiality and Publicity
10.1    Confidentiality. Each Party agrees to retain in confidence the terms of this Agreement and any non-public or proprietary information disclosed by one Party or any of its Affiliates (the “Disclosing Party”) to the other Party or any of its Affiliates (the “Receiving Party”), including all information, materials, and data (whether oral, written, graphic, visual or obtained from access to or observation of the Disclosing Party’s facilities) disclosed to Receiving Party, whether owned or licensed by the Disclosing Party, in connection with the performance of this Agreement or the Confidentiality Agreement, including any such information that is incorporated in any analysis, compilations, studies, documents or records of Receiving Party (“Confidential Information”). The term “Confidential Information” includes, without limitation, physical and chemical characteristics of compounds, germplasm, ingredients, product specifications, pricing information, manufacturing processes and operations, Auditor reports, samples, compositions, formulations, formulation techniques, analytical methodology, safety and efficacy data, testing data, future market and product plans, marketing and financial data, know-how, trade secrets, ideas, volume information, and supplier and customer information. Failure to mark Confidential Information as “Confidential” or with a similar notice or legend shall not prevent that particular Confidential Information from being protected under the terms of this Agreement. For the avoidance of doubt, Confidential Information includes the communications of the JSC and information regarding each Disclosing Party’s respective activities hereunder. For purposes of this Agreement, “Representatives” means a Party’s officers, directors, members, managers, employees, agents, advisors and attorneys.
10.2    Exceptions to Confidential Information. Confidential Information disclosed shall remain confidential unless and to the extent that:
(a)    the Confidential Information is in the public domain or later enters the public domain through no fault of Receiving Party or its Representatives; or
(b)    the Confidential Information is subsequently developed by Receiving Party’s employees without use of or access to Disclosing Party’s Confidential Information; or
(c)    the Confidential Information is in Receiving Party’s possession before Receiving Party’s receipt of the Confidential Information from Disclosing Party; or

(c)Receiving Party receives the Confidential Information from a Third Party as a matter of right and not in violation of the confidential relationship created under this Agreement nor in violation of any obligation owed to Disclosing Party.
The above exceptions shall apply only to the extent that Receiving Party provides written documentation of the Confidential Information in substantially the same degree of specificity as Disclosing Party’s disclosure. Confidential Information shall not be deemed to be within the exceptions merely because it is embraced by more general information fitting within the exceptions. Confidential Information consisting of separate items of Confidential Information which are individually excepted shall only be excepted if the whole of this information and its principle of operation come under one of the above exceptions.
10.3    Non-Disclosure. Receiving Party shall protect the Confidential Information against unauthorized access, use, or disclosure using the same degree of care, but no less than a reasonable degree of care, as Receiving Party uses to protect its own Confidential Information of similar importance. Receiving Party shall not disclose any of the Confidential Information to any Third Party without the prior written consent of the Disclosing Party and may disclose such Confidential Information on a need to know basis only to the Receiving Party’s Representatives who reasonably require such Confidential Information for the purpose of performing the Receiving Party’s obligations or exercising its rights under this Agreement (the “Purpose”), who are aware of the confidentiality obligations under this Agreement, and who have a secrecy obligation to Receiving Party. In any event, Receiving Party shall be responsible for the actions and activities of all of its Representatives working with or otherwise having access to the Confidential Information. Receiving Party shall not delete any confidential or proprietary notices or legends which appear on the Confidential Information when copying or reproducing it.
10.4    Restrictions on Use. Receiving Party and its Representatives shall use the Confidential Information only in a manner consistent with the terms and conditions of this Agreement and such use shall be limited solely to the Purpose. Receiving Party agrees not to analyze, reverse engineer, disassemble, or attempt any of the foregoing with respect to any sample or other materials submitted by Disclosing Party, unless specifically directed to by Disclosing Party. Tests and measurements necessary for proper use of such products for effectively conducting technical evaluation(s) are not prohibited, provided that such tests are not used to determine the chemical composition(s) or genetic makeup thereof. Receiving Party shall notify Disclosing Party immediately if it learns of any actual or potential misappropriation, disclosure, or use of Confidential Information in violation of this Agreement.
10.5    Disclosure in Judicial or Administrative Proceeding. If Receiving Party is required to produce the Confidential Information by law, governmental proceeding or court order, Receiving Party shall, to the extent allowed by Applicable Law, notify Disclosing Party promptly in order to provide Disclosing Party with a reasonable amount of time to seek an appropriate protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, Receiving Party may furnish that portion of the Confidential Information which, in the opinion of Receiving Party’s counsel, it is legally required to disclose and will reasonably cooperate with Disclosing Party’s efforts, at Disclosing Party’s expense, to obtain confidential treatment of the Confidential Information so furnished.
10.6    Return of Material. Upon termination or expiration of this Agreement and at any time upon Disclosing Party’s request, Receiving Party shall promptly destroy or return all Confidential Information provided by Disclosing Party and copies thereof (including electronic copies) and destroy all records from which the Confidential Information is revealed or could be ascertained, provided that Receiving Party may retain and continue to use such Confidential Information of Disclosing Party to the extent necessary to exercise any surviving rights, licenses or obligations under this Agreement. Notwithstanding the foregoing, Receiving Party may retain

(a) any electronic copies of Confidential Information that are created pursuant to its electronic backup and archival processes, (b) its financial analyses, forecasts, and models so long as any Confidential Information is either deleted or redacted, (c) an archival copy of the Confidential Information in its legal counsel’s files solely for evidentiary purposes or demonstrating compliance with this Agreement, and (d) such copies of Confidential Information as required by Applicable Law or court order. The return or destruction of the Confidential Information shall not affect Receiving Party’s obligations hereunder for the remaining term of this Agreement. Notwithstanding anything in this Article 10 to the contrary, Receiving Party’s obligations with respect to any Confidential Information retained in accordance with this Article 10 shall survive for so long as it retains such information.
10.7    Remedies. In the event of a breach or a threatened breach by the Receiving Party under this Article 10, Disclosing Party shall, in addition to any other remedy available at law or in equity (including an award of damages), be entitled to seek an injunction restraining Receiving Party and its Representatives from such breach or continuing the same, without showing or proving any actual damage sustained by Disclosing Party.
10.8    Securities Laws. Each Party acknowledges that it is aware, and that it has advised or will advise its Representatives who have access to the Confidential Information, that the United States securities laws prohibit any person who has material, nonpublic information concerning a public company from purchasing or selling securities of such company.
10.9    Public Announcements. Upon the Effective Date, each Party will issue the joint press release attached as Exhibit I. Thereafter, each Party may desire or be required to issue subsequent press releases relating to this Agreement or activities hereunder. The Parties agree to consult with each other reasonably, promptly and in good faith with respect to the text, which must be mutually agreeable, and timing of such press releases prior to the issuance thereof; provided that a Party may not unreasonably withhold consent to such releases, and that either Party may disclose such information, including in any press releases, as it determines, based on advice of counsel, is required or advisable to comply with laws or regulations or the rules of any recognized stock exchange or quotation system. In addition, BH will not be prevented from disclosing publicly the achievement of any Milestone Event and the receipt (and the amount) of any corresponding Milestone Payment, provided that ADM shall have at least ten (10) days to review and provide edits and comments to any such public disclosure proposed by BH, and BH shall reasonably incorporate any edits and address any comments provided by ADM in such proposed public disclosure. Following a press release announcing this Agreement, either Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party, those terms of this Agreement and any other information which has already been publicly disclosed in accordance with this Section 10.9 or Section 10.10.
10.10    Disclosure of Agreement. Notwithstanding the foregoing, either Party or its Affiliates may disclose the relevant terms of this Agreement, to the extent legally required: (a) upon request from a Governmental Authority (such as a tax authority), provided the Party responding to such request promptly notifies the other Party and uses reasonable efforts to ensure the Governmental Authority maintains such terms as confidential; or (b) based on the advice of counsel, to comply with the rules and regulations promulgated by the Securities and Exchange Commission, any other Governmental Authority or any applicable stock exchange. Without limiting the foregoing, BH may file a copy of this Agreement in redacted form with the Securities and Exchange Commission.
10.11    Procedures. ADM shall implement and enforce reasonable internal procedures to ensure that Confidential Information specific to any BH Varieties (and BH’s proprietary, High Protein Soybean commercial soybean seed variety known as [**] if applicable) or BH Soybeans

(and [**] if applicable), including functionality, genetics, traits, composition and characteristics thereof, are not accessible to any personnel at ADM or any of its Affiliates who have responsibility for any activities related to High Protein Soybean or Ultra-High Protein Soybeans outside the scope of this Agreement.
10.12    Public Domain Information and Residual Knowledge. Nothing in this Agreement shall prevent a Party from using any information that is in the public domain. A Party shall also not be restricted under, and shall not be in breach of, this Agreement from using, within or outside this Agreement and for any purpose, any general knowledge, skill, and expertise acquired by its employees (or its Affiliates’ employees) in their performance of this Agreement (“Residuals”) solely to the extent such Residuals shall have been retained in the unaided memory (without intentional memorization) of such employees in intangible form and without use by the Party or such employees of tangible copies of any Confidential Information of the other Party; provided that this provision will not be deemed in any event to provide any right to infringe the patent rights of the other Party or of Third Parties that have licensed or provided materials to the other Party; provided, further, that a Party’s use of such Residuals is on an “as is, where is” basis, with all faults and all representations and warranties disclaimed and at such Party’s sole risk.
10.13    No Use of Names. Neither Party shall use the name, trademark, trade name or logo of the other Party or its Affiliates in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by Applicable Law or as otherwise expressly provided in this Agreement.
Article 11
Term and Termination
11.1    Term.
(a)    Term. The initial term of this Agreement will commence on the Effective Date and will continue in full force until December 31, 2027, unless (i) extended pursuant to Section 11.1(b), (ii) extended by mutual agreement of the Parties, (iii) earlier terminated as provided in Section 11.2 or elsewhere in this Agreement, or (iv) earlier terminated upon the mutual consent of the Parties (such period during which this Agreement remains in full force and effect, the “Term”).
(b)    Extension; No Cause Termination. If the KPIs have been achieved and ADM has Processed the applicable Estimated Volumes throughout the Term, up to and including the [**], and has taken delivery of the Estimated Volumes to be Processed for [**] (an “Extension Event”), then the Term will automatically be extended until December 31, 2030; provided, however, that if either Party does not desire to have the Term so extended, then at any time following such Extension Event and prior to [**], such Party may provide written notice to the other Party that it declines to have the Term so extended [**]. If a Party delivers such written notice prior to [**] and [**] together with such notice to the other Party after the occurrence of an Extension Event (a “No-Cause Termination”), the Term shall not be extended based on the Extension Event and shall expire on December 31, 2027. For avoidance of doubt, if an Extension Event has not occurred by [**], then this Agreement will expire on December 31, 2027, unless the Parties otherwise mutually agree in writing to extend the Term.
11.2    Early Termination.
(a)    Termination for Breach.

(i)Termination. Either Party may terminate this Agreement upon written notice to the other Party in the event such other Party has materially breached its obligations under this Agreement (other than breach of those obligations stated in Section 11.2(a)(iii) or (a)(iv), for which the non-breaching Party’s right to terminate is specified therein) and failed to cure such material breach within thirty (30) days after written notice specifying the alleged breach was provided to the breaching Party by the non-breaching Party; provided that if such breach is not reasonably capable of cure within such thirty (30)-day period, the breaching Party may submit, prior to the end of such thirty (30)-day period, a plan that is reasonably calculated to cure the breach within an additional thirty (30) days or such longer period as the non-breaching Party may agree, in which case the other Party may not terminate this Agreement on the basis of such breach for so long as the breaching Party is using Commercially Reasonable Efforts to implement such cure plan and completes such plan within such additional period.
(ii)Dispute. If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party in accordance with Section 11.2(a)(i), and such alleged breaching Party provides the other Party notice of such dispute within the applicable cure period, then the non-breaching Party may not terminate this Agreement under Section 11.2(a)(i) on the basis of such alleged breach unless and until it has been finally determined pursuant to Section 12.3 that the alleged breaching Party has materially breached under this Agreement and such Party fails to cure such breach within thirty (30) days following such determination. During the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.
(iii)Immediate Termination by BH. Notwithstanding the foregoing, in the event of [**], BH shall have immediate cause for termination upon notice to ADM.
(iv)Immediate Termination by ADM. Notwithstanding the foregoing, in the event of [**], ADM shall have immediate cause for termination upon notice to BH.
(b)    Termination for Patent Challenge. BH shall have the right to terminate this Agreement with immediate effect upon written notice to ADM if ADM or any of its Affiliates or subcontractors directly, or through assistance granted to a Third Party (except where such assistance is ordered by a court, patent office or other tribunal or is required by applicable law), commences or participates in a Patent Challenge during the Term.
(c)    Termination for Insolvency. If voluntary or involuntary proceedings by or against a Party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for such Party, or proceedings are instituted by or against such Party for corporate reorganization, dissolution, liquidation or winding-up of such Party, which proceedings, if involuntary, have not been dismissed within sixty (60) days after the date of filing, or if such Party makes an assignment for the benefit of creditors, or substantially all of the assets of such Party are seized or attached and not released within sixty (60) days thereafter, the other Party may immediately terminate this Agreement effective upon notice of such termination.
(d)    Termination Upon Change of Control.

(i)    ADM shall have the right to terminate this Agreement with immediate effect upon written notice to BH in the event of a Change of Control of BH to an ADM Competitor; provided that such notice is delivered no later than ninety (90) days after the first public announcement of such Change of Control.
(ii)    BH shall have the right to terminate this Agreement with immediate effect upon written notice to ADM in the event of a Change of Control of ADM to a BH Competitor; provided that such notice is delivered no later than ninety (90) days after the first public announcement of such Change of Control.
(iii)    In the event that ADM acquires a BH Competitor, BH shall have the right to terminate this Agreement following discussion at the JSC in good faith to consider other mechanisms to address competitive concerns and upon written notice to ADM, which notice will be delivered no later than ninety (90) days after the JSC discussion.
11.3    Effect of Termination.
(a)    Termination or expiration of this Agreement for any reason will not release either Party from any liability or obligation that, at the time of such termination or expiration, has already accrued to the other Party or that is attributable to a period prior to such termination, nor will it preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.
(b)    Upon any termination or expiration of this Agreement, ADM will continue to purchase and take delivery of BH Soybeans (and [**] if applicable) in accordance with Grower Agreements entered into prior to such termination or expiration, Process any BH Soybeans (and [**] if applicable) purchased pursuant to this Agreement into Products, and sell off all inventory of Products Processed from such BH Soybeans (and [**] if applicable), all in accordance with all applicable terms and conditions of this Agreement. Subject to ADM’s rights as provided in the immediately preceding sentence, the licenses granted to ADM shall not survive termination or expiration of this Agreement under any circumstances.
(c)    Except in the case of (i) termination of this Agreement by ADM for material breach by BH in accordance with Section 11.2(a) or (ii) [**], ADM shall reimburse BH for all costs incurred by BH on the basis of the then-current Binding Forecast within thirty (30) days of invoice from BH for such costs.
(d)    Unless (i) BH has terminated this Agreement for material breach by ADM in accordance with Section 11.2(a) or (ii) either Party has terminated this Agreement based on a Processing Commitment Failure by ADM, for the [**] following any expiration or termination of this Agreement, BH will provide non-exclusive rights to ADM to Process in the Territory e42p into 65% Products, White Flake for ISP and SPC, 60-65% TVP+ Products, Below 65% Flour Products and Below 60% TVP Products, and to Commercialize resulting Products, in the Field inside and outside the Territory; provided that ADM pays the applicable fee, which [**].
(e)    Unless BH has exercised a No-Cause Termination of the Agreement, for a period of [**] following any expiration or termination of the Agreement, ADM may not sell in the Field in the Territory any Product that has been Processed from High Protein Soybeans or Ultra-High Protein Soybeans except as provided above in Section 11.3(d), as applicable.

11.4    Surviving Rights and Obligations. Provisions of this Agreement that are expressly stated to survive, as well as the provisions of Articles 1 (to the extent required to enforce other surviving rights and obligations of the Parties), 9, 10 and 12, and Sections 2.5 (in connection with activities under Section 11.3(b)), 2.7, 2.8, 2.10 (last two sentences only), 2.11 (last two sentences only), 2.13, 2.14, 2.15, 3.1(e), 3.4(c), 4.5(c) (solely with respect to Products resulting from applicable R&D activities participated in by BH with an ADM Competitor during the Term), 4.6 (solely with respect to Products resulting from applicable activities participated in or funded by ADM during the Term), 6.3 (to the extent a Milestone Event is achieved prior to termination), 6.4, 6.5, 6.6, 6.7, 6.8, 6.9, 6.10, 6.11 (last sentence only), 7.2(b) (last two sentences only), 7.2(c) (first sentence only), 7.3 (including Exhibit M), 7.4, 7.5(a) and 7.5(b) (each solely in connection with activities under Section 11.3(b)),7.5(c), 7.5(d), 7.5(e), 7.6 (other than the last sentence thereof, which survives solely in connection with activities under Section 11.3(b)), 7.7, 7.9, 8.3, 11.3 and 11.4, shall continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement until they are satisfied or by their nature expire.
Article 12
Miscellaneous
12.1    Entire Agreement. This Agreement (including all exhibits and attachments hereto), together with any Joint Development Agreement, constitutes the Parties’ entire agreement with respect to the subject matter hereof and supersedes any prior or contemporaneous arrangements as to such subject matter, including the Confidentiality Agreement. This Agreement shall not be amended or modified in any manner except by a written instrument signed by duly authorized officers or representatives of each of the Parties. No provision of this Agreement will be varied, contradicted, or explained by any oral agreement, course of dealing or performance, or any other matter not set forth in an agreement in writing and signed by both Parties.
12.2    Governing Law. Any claim or controversy relating in any way to this Agreement shall be governed by and interpreted exclusively in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles of that or of any other jurisdiction, provided, that those matters pertaining to the scope, validity or enforceability of patent rights shall be interpreted and enforced in accordance with the laws of the country in which such patent rights exist. The United Nations Convention on Contracts for the International Sale of Goods shall not apply.
12.3    Dispute Resolution.
(a)    The Parties agree to first negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof. If the Parties do not fully settle, and a Party wishes to pursue the matter, each such dispute, controversy or claim that is not an Excluded Claim (as defined below) shall be finally resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), and judgment on the arbitration award may be entered in any court having jurisdiction thereof.
(b)    As used in this Section, the term "Excluded Claim" shall mean a dispute, controversy or claim that concerns ownership, validity, enforceability or infringement of a patent (or the patentability of claims of a patent or patent application), plant variety protection certificate, trade secret, trademark, or copyright.
(c)    The arbitration shall be conducted by a panel of three persons experienced in agribusiness. Within thirty (30) days after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within thirty (30) days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the AAA. The Parties shall not be obligated to select arbitrators from the AAA panel of arbitrators. The place of arbitration shall be Wilmington, Delaware, and all proceedings and communications shall be in English.
(d)    Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award damages in a manner inconsistent with Section 9.4. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration.
(e)    Except to the extent necessary to confirm, vacate, or enforce an award, or as may be required by Applicable Law, or as needed for the preparation or presentation of claim or defense in the arbitration, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable Delaware statute of limitations.
(f)    The Parties agree that, in the event of a good faith dispute over the nature or quality of performance under this Agreement, neither Party may terminate this Agreement until final resolution of the dispute through arbitration or other judicial determination. The Parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute shall be refunded if an arbitrator or court determines that such payments are not due.
(g)    The right and obligation to arbitrate under this Section 12.3 shall extend to any claim by or against any Affiliate, principal, agent, officer, director, or employee of the Parties.
12.4    Assignment. Neither Party shall have the right to assign or transfer this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the other Party; provided, however, that: (i) such consent shall not unreasonably be withheld with respect to an assignment or transfer by a Party to its Affiliate, provided that such Party shall remain primarily liable for any acts or omissions of such Affiliate; and (ii) such consent shall not be required with respect to an assignment or transfer by a Party to an Acquirer in connection with a Change of Control of such Party. The terms and conditions of this Agreement will be binding on and inure to the benefit of the successors and permitted assigns of the Parties; provided however that the existing Intellectual Property of the assignee or transferee shall not be included in the Intellectual Property licensed hereunder or otherwise subject to this Agreement as a result of a transaction permitted under this Section 12.4. Any assignment not in accordance with this Section shall be null and void.
12.5    Relationship of Parties. At all times during the Term, the relationship between BH and ADM shall be that of an independent contractor. This Agreement does not create a partnership, joint venture or agency relationship between the Parties. Neither ADM nor BH shall have any right, power or authority to act as a legal representative of the other, and neither Party shall have any power to obligate or bind the other, or to make any representations, express or implied, on behalf of or in the name of the other Party in any manner or for any purpose whatsoever by virtue of this Agreement.
12.6    Force Majeure. Neither Party will be liable for any failure or delay in performing an obligation under this Agreement (excluding payment obligations) that is due to causes beyond its reasonable control (which events or circumstances are hereinafter referred to as “Force Majeure Events”), including: acts of God, accident, riots, war, terrorist act, civil commotion, natural catastrophes (including, for clarity, catastrophic weather, flood or drought), any weather event or similar crop failure event (e.g., pest pressure, flood, drought, etc.) that is due to [**], governmental acts or omissions, changes in laws or regulations, national strikes, fire, or explosion; provided, that (a) the affected Party gives prompt notice of the Force Majeure Event to the other Party; (b) the Force Majeure Event could not have been prevented by commercially reasonable precautions; (c) the Force Majeure Event cannot reasonably be circumvented by the affected Party through the use of commercially reasonable alternate sources, work-around plans or other means; and (d) the affected Party will take all commercially reasonable steps to avoid or remove the Force Majeure Event and will continue performance hereunder promptly whenever the Force Majeure Event is removed. When such circumstances arise, the Parties will discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution. For the avoidance of doubt, Force Majeure Event shall not include: (A) financial distress or the inability of either Party to make a profit or avoid a financial loss, (B) changes in the market prices or conditions, (C) a Party’s financial inability to perform its obligations hereunder, or (D) the coronavirus Covid-19 pandemic which is ongoing as of the Effective Date.
12.7    Severability. If any provision of this Agreement or the application thereof to any Party or circumstances shall be declared void, illegal or unenforceable, the remainder of this Agreement shall be valid and enforceable to the extent permitted by Applicable Laws. In such event, the Parties shall use their best efforts to replace the invalid or unenforceable provision by a provision that, to the extent permitted by the Applicable Laws, achieves the purposes intended under the invalid or unenforceable provision. Any deviation by any Party from the terms and provisions of this Agreement that is required in order to comply with Applicable Laws shall not be considered a breach of this Agreement.
12.8    Waiver of Compliance. No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees, except by an instrument in writing expressly waiving such provision and signed by a duly authorized office of the waiving Party, which waiver shall be effective only with respect to the specific obligation and instance described therein. No failure or delay by either Party in exercising any right, power, or privilege hereunder will operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.
12.9    Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be sent to the respective Parties at the following addresses, or to such other addresses as may be designated by the Parties in writing from time to time in accordance with this Section, and shall be effective: (a) upon delivery if delivered in-person, (b) two Business Days following deposit in the U.S. mail, certified or registered mail, return receipt requested, or (c) the next Business Day following deposit with a nationally recognized overnight courier service.

To BH:	1001 N Warson Rd. St. Louis, MO 63132 [**]
with a copy to (which shall not constitute notice): [**]
To ADM:	[**] With copy to: ADM [**]

12.10    Effect of Bankruptcy. All rights and licenses granted by each Party under this Agreement are and shall be deemed to be rights and licenses to “intellectual property,” and the subject matter of this Agreement is and shall be deemed to be “embodiment[s]” of “intellectual property”, for purposes of and as such terms are used in and interpreted under section 365(n) of the United States Bankruptcy Code (the “Code”) (11 U.S.C. § 365(n)). Each Party agrees that, in the event of the commencement of bankruptcy proceedings by or against such Party under the Code, the other Party, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights under this Agreement (including the license granted hereunder) and all of its rights and elections under the Code.
12.11    Remedies Cumulative. Except as expressly stated in this Agreement, the rights and remedies herein expressly provided are cumulative and not exclusive of any other rights or remedies that any Party would otherwise have at law, in equity, by statute or otherwise.
12.12    Further Assurances. From time to time, as and when requested by either Party, each Party will, at its expense (except as otherwise expressly provided in this Agreement), execute such additional documents and take such further actions as may be reasonably necessary to carry out the provisions hereof and consummate and evidence the transactions contemplated hereby.
12.13    Computation of Time. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall on a Saturday, Sunday, or any public or legal holiday, whether local or national, the Party having such privilege or duty shall have until 5:00 p.m. in such Party’s time zone on the next succeeding Business Day to exercise such privilege, or to discharge such duty. All references to days in this Agreement shall mean calendar days, unless otherwise specified.
12.14    Responsibility for Affiliates. Except as expressly set forth otherwise in this Agreement, each Party shall have the right to have its Affiliates perform such Party’s obligations under this Agreement on such Party’s behalf. Any Party having its Affiliate perform its obligations hereunder shall remain primarily liable for any acts or omissions of its Affiliate and such Affiliate shall be bound by the terms of this Agreement that apply.
12.15    Jointly Prepared. This Agreement has been prepared jointly and shall not be strictly construed against either Party.
12.16    Third-Party Beneficiaries. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person or entity other than the Parties and their respective successors and assigns.
12.17    Counterparts. This Agreement may be executed in counterparts and delivered electronically, each of which shall be deemed an original, but all of which shall constitute the entire Agreement.
[REMAINDER OF PAGE LEFT BLANK; SIGNATURE PAGE FOLLOWS]

The Parties have executed this Agreement as of the Effective Date to evidence their agreement to the terms and provisions set forth herein.

ARCHER-DANIELS-MIDLAND COMPANY

By: /s/ Leticia Goncalvez

Name: Leticia Goncalvez

Title: President, Global Foods

BENSON HILL HOLDINGS, INC.

By: /s/ Matthew B. Crisp

Name: Matthew B. Crisp

Title: President and CEO

Exhibit A

Origination Plan

[**]

Omitted pursuant to Regulation S-K, Item 601(a)(5)

[**] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type of information that the Registrant treats as private or confidential.

Exhibit A-1
Key Terms of Grower Agreement
[**]
Omitted pursuant to Regulation S-K, Item 601(a)(5)

[**] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type of information that the Registrant treats as private or confidential.

Exhibit B
Net Total Value Creation and Back-End Value Share

[**]

Omitted pursuant to Regulation S-K, Item 601(a)(5)

[**] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type of information that the Registrant treats as private or confidential.

Exhibit C
ADM Competitors

[**]

[**] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type of information that the Registrant treats as private or confidential.

Exhibit D

House Accounts

[**]

Omitted pursuant to Regulation S-K, Item 601(a)(5)

[**] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type of information that the Registrant treats as private or confidential.
    D-1

Exhibit E

Licensed Patents

[**]

Omitted pursuant to Regulation S-K, Item 601(a)(5)

[**] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type of information that the Registrant treats as private or confidential.
    E-1

Exhibit F

Protein Content

[**]

Omitted pursuant to Regulation S-K, Item 601(a)(5)

[**] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type of information that the Registrant treats as private or confidential.
    F-1

Exhibit G
Data Sharing
[**]
 Omitted pursuant to Regulation S-K, Item 601(a)(5)

[**] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type of information that the Registrant treats as private or confidential.
    G-1

Exhibit H
Payment Instructions
[**]
Omitted pursuant to Regulation S-K, Item 601(a)(5)

[**] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type of information that the Registrant treats as private or confidential.
    H-1

Exhibit I
Press Release
ADM and Benson Hill Partner to Scale Innovative Ultra-High Protein Soy for North American Food Ingredient Markets

Strategic Partnership to Serve Growing Demand for Alternative Protein by Leveraging Benson Hill’s Proprietary Ultra-High Protein Soybeans and ADM’s World-Class Production and Commercial Capabilities

CHICAGO, IL and ST. LOUIS, MO – August 8, 2022 – ADM (NYSE: ADM), a global leader in alternative protein and nutrition products and solutions, and Benson Hill, Inc. (NYSE: BHIL), a food tech company unlocking the natural genetic diversity of plants, today announced a long-term strategic partnership to scale innovative soy ingredients that will help meet the rapidly growing demand for plant-based proteins. The partnership will serve a variety of plant-based food and beverage markets to meet savory, sweet and dairy customer needs.

Through the collaboration, ADM will process and commercialize a portfolio of proprietary ingredients derived from Benson Hill Ultra-High Protein (UHP) soybeans through an exclusive North American licensing partnership. The collaboration will scale innovative ingredients enabled by Benson Hill genetics that feature less processed proteins with significant water and carbon sustainability benefits, representing an exciting new frontier in taste, texture, nutrition and functionality for alternative protein solutions.

“We’re excited to launch this collaboration with Benson Hill, building full seed-to-fork capabilities with cutting-edge technologies that will allow us to offer new, innovative products to our alternative protein customers,” said Leticia Gonçalves, ADM’s president of Global Foods. “The global trends of food security and sustainability are driving significant and ongoing demand growth for alternative proteins: Alternative meat and dairy sales alone are expected to grow 14% a year, reaching $125 billion in 2030. ADM has expanded global capacity to meet that demand with the acquisition of Sojaprotein and the recently announced investment to enhance processing and supply capabilities and build a new protein solutions innovation center in Decatur. Now, working with Benson Hill, we’re taking the next step, expanding our value chain and adding new technologies that will power our ability to offer differentiated, high-value products to meet consumer demand for delicious, nutritious alternative proteins.”

Benson Hill’s CropOS® technology platform combines food science, data science and plant science to empower a new era of plant genomics innovation. It brings together powerful data analytics and biological knowledge to combine the genetic information of a plant, formulation needs of a customer, and data from farmers to help develop more nutritious, flavorful and sustainable ingredients. When combined with ADM’s broad expertise and capabilities in origination, applications and formulation, as well as current and expanded processing capacity for human food markets, the collaboration will create a pathway toward commercial-scale seed-to-fork production of higher-value alternative protein products.

The two companies will jointly engage farmer partners seeking opportunities to participate in the seed-to-fork food revolution.

“Seed innovation underpins the seed-to-fork movement by solving food formulation challenges in the farmer’s field, creating ingredients that are better from the beginning,” said Benson Hill CEO Matt Crisp. “This partnership with ADM represents a major milestone in advancing our business to its next stage of growth, which also will serve to broaden our proprietary product portfolio and drive significant scale of ingredients derived from Benson Hill genetics. We are excited to partner with ADM to help address demand in high-value and high-growth protein ingredient markets, while broadly delivering innovation and impact across the agri-food value chain to benefit farmers, food companies and consumers.”

Benson Hill management will comment further on the partnership during Benson Hill’s second quarter earnings call and webcast set for 8 a.m. Eastern Time on Monday, Aug. 8, 2022.

About ADM
ADM unlocks the power of nature to enrich the quality of life. We’re a premier global human and animal nutrition company, delivering solutions today with an eye to the future. We’re blazing new trails in health and well-being as our scientists develop groundbreaking products to support healthier living. We’re a cutting-edge innovator leading the way to a new future of plant-based consumer and industrial solutions to replace petroleum-based products. We’re an unmatched agricultural supply chain manager and processor, providing food security by connecting local needs with global capabilities. And we’re a leader in sustainability, scaling across entire value chains to help decarbonize our industry and safeguard our planet. From the seed of the idea to the outcome of the solution, we give customers an edge in solving the nutritional and sustainability challenges of today and tomorrow. Learn more at www.adm.com.

About Benson Hill
Benson Hill moves food forward with the CropOS® platform, a cutting-edge food innovation engine that combines data science and machine learning with biology and genetics. Benson Hill empowers innovators to unlock nature’s genetic diversity from plant to plate, with the purpose of creating nutritious, great-tasting food and ingredient options that are both widely accessible and sustainable. More information can be found at bensonhill.com or on Twitter at @bensonhillinc.

Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or ADM’s or Benson Hill’s future financial or operating performance and may be identified by words such as “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” or similar words. These forward-looking statements are based upon assumptions made by ADM and Benson Hill as of the date hereof and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements include, among other things, statements regarding: ADM’s and Benson Hill’s strategies and plans for growth; ADM’s and Benson Hill’s positioning, resources, capabilities, and expectations for future performance; anticipated benefits and other aspects of the strategic partnership between ADM and Benson Hill; the markets expected to be served by the strategic partnership; plans to conduct processing, commercialization and farmer partner engagement activities in connection with the strategic partnership; anticipated benefits of ADM’s completed and pending acquisitions and investments; market and industry expectations; and projections of market opportunity expected to result from the strategic partnership. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: risks related to the effect of the announcement of the strategic partnership on ADM’s or Benson Hill’s business relationships, operating results, stock prices and businesses generally; the risk of the occurrence of any event, change or other circumstance that could give rise to the termination of the strategic partnership; the risk that the anticipated benefits and results of the strategic partnership will not be realized, including the achievement certain milestones; risks associated with the ability of ADM and Benson Hill to satisfy their obligations relating to strategic partnership; and other risks and uncertainties set forth in the sections entitled “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and “Safe Harbor Statement” in ADM’s and Benson Hill’s filings with the Securities and Exchange Commission (“SEC”), which are available on the SEC’s website at www.sec.gov. ADM and Benson Hill expressly disclaim any duty to update these forward-looking statements, except as otherwise required by law.

###
Media Contact
ADM

Jackie Anderson
312-634-8484
media@adm.com

Media Contact
Benson Hill
Christi Dixon
636-359-0797
cdixon@bensonhill.com
Media Kit
Investor Contact
Benson Hill
Ruben Mella
314-714-6313
rmella@bensonhill.com

Exhibit J
Trademarks
[**]
Omitted pursuant to Regulation S-K, Item 601(a)(5)

[**] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type of information that the Registrant treats as private or confidential.

Exhibit K
Target Volume Commitments and Back End Value Share Requirements
[**]

Omitted pursuant to Regulation S-K, Item 601(a)(5)

[**] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type of information that the Registrant treats as private or confidential.

Exhibit L
Annual Technology Access Fees and Milestones
Upfront Fee
ADM shall pay to BH [**] (the “Upfront Fee”) in accordance with Section 6.1 of the Agreement.
Annual Technology Access Fees
ADM shall pay to BH the following Annual Technology Access Fees in accordance with Section 6.2 of the Agreement.

Date of Payment for Applicable Production Year	Payment
[**]	$[**]
[**]	$[**]
[**]	$[**]
[**]	$[**]
Total Annual Technology Access Fee Payments	$[**]

[**]
If required pursuant to Section 6.2(c), BH shall pay [**] in accordance with Section 6.2(c).
Milestone Payments
ADM shall pay to BH the following Milestone Payments in accordance with Section 6.3 of the Agreement.
[**]

[**] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type of information that the Registrant treats as private or confidential.

Exhibit M
Certain Intellectual Property Matters
[**]
Omitted pursuant to Regulation S-K, Item 601(a)(5)

[**] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type of information that the Registrant treats as private or confidential.
    M-1